Exhibit 10.1
STANDARD MULTI-TENANT LEASE

This Standard Multi-Tenant Lease ("Lease") is made and entered into as of the 19th day of June, 2008, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Landlord"), and SCOLR PHARMA, INC., a Delaware corporation ("Tenant").

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as a portion of the first floor, as designated on the plan attached hereto and incorporated herein as Exhibit "A" ("Premises"), of the project ("Project") now known as Building One of North Creek Corporate Center whose address is 19204 North Creek Parkway, Bothell, Washington, and located upon the real property ("Real Property") described on Exhibit "A-1".  All existing leasehold improvements within the Premises are included in the term "Premises." The Real Property is a separate legal parcel and a separate tax parcel.  The Real Property is known as North Creek Corporate Center, including the parking area for North Creek Corporate Center, and is shown on the Site Plan attached hereto as Exhibit "F" and made a part hereof (the "Development").  The restrooms (other than any located within a tenant's rentable space), building lobby and elevator within the Project are common areas for use by all tenants of the Project and, during the term of this Lease, Tenant shall have the non-exclusive right to the use and benefit of such common areas.  The total rentable square footage of the Project is 49,115 square feet.  The Development is a contiguous three-building development known as North Creek Corporate Center owned by Landlord and the other two (2) buildings in the Development are Building Two (having a total rentable square footage of 18,212 square feet), whose address is 19310 North Creek Parkway and Building Three (having a total rentable square footage of 27,356 square feet) whose address is 19102 North Creek Parkway.  The Project and the other portions of the Development share connecting driveways, walkways, parking areas and landscaped area (the "Development Common Areas") and, subject to the terms and conditions of this Lease, all tenants in the Development have, and during the term of this Lease, shall have the non-exclusive right to use the Development Common Areas.  Landlord recognizes that it has been informed by Tenant that Tenant is a specialty pharmaceutical company that uses its proprietary technology platform to develop novel pharmaceutical, over-the-counter and nutritional products and that Tenant's use of the Premises may, subject to the terms and conditions of this Lease, include production of prototype tablets in the Premises (such uses are collectively referred to herein as the "Pharmaceutical Development Uses").  This Lease shall be for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

A.	Term:	Eighty-eight (88) months.
Commencement Date:
The earlier of (i) the date Tenant first commences to conduct business in all of the Premises, or (ii) the later of (a) September 1, 2008, or (b) the date of Substantial Completion of Improvements in all of the Premises.  The Commencement Date is anticipated to be on or about September 1, 2008.

Expiration Date:
The date immediately preceding the eighty-eighth (88th) monthly anniversary of the Commencement Date; provided, however, that if the Commencement Date is a date other than the first (1st) day of a month, the Expiration Date shall be the last day of the month which is eighty-eight (88) months after the month in which the Commencement Date falls, unless extended or earlier terminated pursuant to this Lease.

B.	Square Footage:
A total of 20,468 rentable square feet consisting of 9,360 rentable square feet of office space (the "Office Portion"), 8,939 rentable square feet of lab space (the "Lab Portion") and 2,169 rentable square feet of warehouse space (the "Warehouse Portion").

C.	Basic Rental:
1.	Office Portion
	Months	Annual Basic Rental	Monthly Basic Rental	Monthly Basic Rental Per Square Foot
	1-12	$149,385.60	$12,448.80*	$1.33
	13-24	$153,878.40	$12,823.20	$1.37
	25-36	$158,371.20	$13,197.60	$1.41
	37-48	$163,987.20	$13,665.60	$1.46
	49-60	$168,480.00	$14,040.00	$1.50
	61-72	$174,096.00	$14,508.00	$1.55
	73-84	$178,588.80	$14,882.40	$1.59
	85-88	$184,204.80	$15,350.40	$1.64
	*Subject to abatement as provided in Article 3 below.
2.	Lab Portion
	Months	Annual Basic Rental	Monthly Basic Rental	Monthly Basic Rental Per Square Foot
	1-12	$210,245.28	$17,520.44*	$1.96
	13-24	$216,681.36	$18,056.78	$2.02
	25-36	$223,117.44	$18,593.12	$2.08
	37-48	$229,553.52	$19,129.46	$2.14
	49-60	$235,989.60	$19,665.80	$2.20
	61-72	$243498.36	$20,291.53	$2.27
	73-84	$251,007.12	$20,917.26	$2.34
	85-88	$258,515.88	$21,542.99	$2.41
	*Subject to abatement as provided in Article 3 below.
3.	Warehouse Portion
	Lease Year	Annual Basic Rental	Monthly Basic Rental	Monthly Basic Rental Per Square Foot
	1-12	$16,918.20	$1,409.85*	$0.65
	13-24	$17,438.76	$1,453.23	$0.67
	25-36	$17,959.32	$1,496.61	$0.69
	37-48	$18,479.88	$1,539.99	$0.71
	49-60	$19,000.44	$1,583.37	$0.73
	61-72	$19,521.00	$1,626.75	$0.75
	73-84	$20,301.84	$1,691.82	$0.78
	85-88	$20,822.40	$1,735.20	$0.80
	*Subject to abatement as provided in Article 3 below.
4.	Total Premises
	Months	Annual Basic Rental	Monthly Basic Rental
	1-12	$376,549.08	$31,379.09*
	13-24	$387,998.52	$32,333.21
	25-36	$399,447.96	$33,287.33
	37-48	$412,020.60	$34,335.05

	Months	Annual Basic Rental	Monthly Basic Rental
	49-60	$423,470.04	$35,289.17
	61-72	$437,115.36	$36,426.28
	73-84	$449,897.76	$37,491.48
	85-88	$463,543.08	$38,628.59
	*Subject to abatement as provided in Article 3 below.
D.	Tenant's Proportionate Share (ratio of rentable area of the Premises to rentable area of the Project):	41.67%.
E.	Security Deposit/Letter of Credit:
A security deposit of $38,628.59 shall be due and payable by Tenant to Landlord upon Tenant's execution of this Lease.  In addition, concurrently with Tenant's execution of this Lease, Tenant shall provide Landlord with a Letter of Credit in the amount of $564,000.00 as further provided in Section 4(b) below.

F.	Permitted Use:
Pharmaceutical Development Uses and general office, lab, research, development, distribution and warehouse use and, to the extent reasonably approved by Landlord, any other legally permitted use for the Project.

G.	Brokers:	Flinn Ferguson (representing Tenant) and Pacific Real Estate Partners (representing Landlord).
H.	Parking Passes:
Tenant shall be entitled to use three point five (3.5) unreserved parking passes for each 1,000 rentable square feet contained in the Premises, which equals seventy-two (72) passes.  Each such parking pass shall entitle Tenant to an unreserved parking space in the parking facility located in the Development on a first come-first served basis.

I.	Initial Installment of Basic Rental:	The first full month's Basic Rental of $31,379.09 shall be due and payable by Tenant to Landlord upon Tenant's execution of this Lease.

ARTICLE 2

TERM/PREMISES

(a) Term.  The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions.  For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term, with the first (1st) Lease Year commencing on the Commencement Date; however, (a) if the Commencement Date falls on a day other than the first (1st) day of a calendar month, the first (1st) Lease Year shall end on the last day of the eleventh (11th) month after the Commencement Date and the second (2nd) and each succeeding Lease Year shall commence on the first (1st) day of the next calendar month, and (b) the last Lease Year shall end on the Expiration Date.  If Landlord does not deliver possession of the Premises to Tenant on or before the anticipated Commencement Date (as set forth in Article 1.A above), Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder; provided, however, if during construction of the Improvements in the Premises, Landlord and Tenant reasonably determine that Substantial Completion of the Improvements in all of the Premises will not occur on or before October 31, 2008, and Landlord will promptly instruct Contractor to focus its efforts in such manner so that Tenant may occupy at least such portions of the Premises prior to October 31, 2008.  Landlord and Tenant agree to reasonably work together, in good faith, to identify portions of the Premises within which the Contractor may focus its efforts in order to cause such portions to be in a condition which may be legally occupied by Tenant prior to October 1.  If Tenant so occupies any portion of the Premises prior to the Commencement Date, all of the terms and conditions of this Lease apply during the period of such occupancy and prior to the Commencement Date including, without limitation, Tenant's obligation to maintain insurance pursuant Article 14 below; however, (i) Tenant's obligation to pay monthly Basic Rental and any Direct Costs shall be prorated during such period based upon the number of rentable square feet so occupied by Tenant (and as to Basic Rental at the initial rate specified in Section 1(C) above), which payments shall be due within thirty (30) days after invoice, and (ii) the Commencement Date for this Lease shall not occur until the date specified in the definition of Commencement Date in Section 1(A) above occurs.  Tenant's entry onto the Premises pursuant to Section 6.4 of the Tenant Work Letter to conduct its fixturization shall not constitute Tenant's conducting business in the Premises for purposes of the definition of Commencement Date.
(b) Premises.  Landlord and Tenant hereby stipulate that the Premises contains the number of square feet specified in Article 1.B. of the Basic Lease Provisions.  Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit "C", which, if the completed information therein is accurate, Tenant shall execute and return to Landlord within five (5) days of receipt thereof.  Failure of Tenant to execute and deliver the Commencement Letter or object in writing to any inaccuracy therein within such period shall constitute an acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

ARTICLE 3

RENTAL

(a) Basic Rental.  Tenant agrees to pay to Landlord during the Term hereof, at Landlord's office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the initial monthly sums as set forth in Article 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction, except as expressly provided in this Lease, and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first day or last day of a calendar month, the rent for such month shall be prorated.  Notwithstanding anything to the contrary contained herein, Landlord hereby agrees to abate Tenant's obligation to pay monthly Basic Rental for the second (2nd) through and including the fifth (5th) months of the initial Lease Term.  During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease.  If an Event of Default occurs that results in early termination of this Lease pursuant to the provisions of Section 20(a) of this Lease, then as a part of the recovery set forth in Section 20 of this Lease, Landlord shall be entitled to the recovery of the unamortized portion of the monthly Basic Rental that was abated under the provisions of this Article 3.  In addition, notwithstanding the foregoing, the first (1st) full month's Basic Rental shall be paid to Landlord in accordance with Article 1.I. of the Basic Lease Provisions and, if the Commencement Date is not the first day of a month, Basic Rental and Rental Tax for the partial month commencing as of the Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Commencement Date.

(b) Direct Costs.  Tenant shall pay an additional sum for each calendar year during the Term equal to the product of the Tenant's Proportionate Share set forth in Article 1.D. of the Basic Lease Provisions multiplied by the amount of Direct Costs.  In the event either the Premises and/or the Project is expanded or reduced, then Tenant's Proportionate Share shall be appropriately adjusted based on the ratio of the rentable area of the Premises to the rentable area of the Project, and as to the calendar year in which such change occurs, Tenant's Proportionate Share for such calendar year shall be determined on the basis of the number of days during that particular calendar year that such Tenant's Proportionate Share was in effect.  In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty-five (365).  Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed "Additional Rent" and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.  Basic Rental and Additional Rent may be collectively referred to herein as "Rent".  At the same time as any payment of Rent is to be made by Tenant hereunder, Tenant shall also pay any and all rental taxes, gross receipts taxes, transaction privilege taxes, sales taxes, and/or similar taxes levied currently or in the future on the Rent amount then due or otherwise assessed in connection with the rental activity then occurring (collectively, "Rental Tax").(c) Definitions.  As used herein the term "Direct Costs" shall mean the sum of the following:

(i) "Tax Costs", which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the Real Property during the Term which are assessed, reassessed or levied by the United States, the State of Washington, any applicable county within the State of Washington, any applicable city, town or other local government authority within the State of Washington, and/or any other agency or political subdivision of the State of Washington, and shall include Landlord's reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term "Direct Costs."  Notwithstanding the foregoing, Tax Costs shall not include any income, business and occupancy, capital levy, franchise, capital stock, gift, transfer, real estate excise estate or inheritance tax, or any interest, penalties or damages incurred for late payment of taxes or assessments.  If a tax or assessment is payable in installments, Tax Costs applicable thereto for a year shall include only the amount of the installment and any interest due and payable during that year.

(ii) "Operating Costs", which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, management and repair of the Project, the equipment, the intra-building cabling and wiring, adjacent walks, driveways and landscaped and common areas and the parking lot, areas and facilities of the Project.   Operating Costs shall include but not be limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers' compensation, uniforms and dry cleaning thereof for all employees at or below the portfolio manager level who perform duties connected with the operation, maintenance and repair of the Project, its equipment, the intra-building cabling and wiring and the adjacent walks and landscaped areas, including gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry and window washing, (provided, however that to the extent personnel perform services for buildings other than the Project, the labor costs associated with such personnel shall be included in Operating Costs only to the extent and in the proportion that such personnel perform services for the Project); a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, accountant's fees incurred in the preparation of rent adjustment statements and real estate tax consulting fees pertaining to the Project; personal property taxes on property used in the maintenance and operation of the Project; fees, costs, expenses or owners' association dues payable pursuant to the terms of any recorded covenants, conditions or restrictions pertaining to the Project; the amortized cost of capital improvements made to the Project which are performed primarily to reduce Operating Costs or otherwise improve the operating efficiency of the Project amortized on a straight line basis over the useful life of such improvements (but not to exceed the projected annual reduction in Operating Costs) and the amortized cost of capital improvements to the Project required to comply with any applicable Laws that are enacted after the Commencement Date ("New Laws"); non-capital maintenance costs incurred on a regular recurring basis every three (3) or more years for certain maintenance projects on the Project (e.g., parking lot slurry coat and roof patching, but not repaving of the parking lot or roof replacement); the cost of all charges for utilities furnished to the common areas of the Project and utilities that are not separately payable by tenants of the Project, including any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance in connection with the Project carried by Landlord; the cost of all supplies and materials used in the maintenance and operation of the Project; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager) and license, permit and inspection fees relating to the Project.

Notwithstanding anything above to the contrary, Operating Costs shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant's Direct Cost payments) such as where a Tenant directly contracts for electric power or other utilities with the local public services company, provided that in each such case, Landlord shall have the right to "gross up" such item as if such space was vacant; (2) the cost of any items for which Landlord is reimbursed by insurance proceeds (or would have been reimbursed if Landlord maintained the insurance required to be maintained by Landlord under this Lease), condemnation awards, a tenant of the Development (outside of such tenant's Direct Cost payments), or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commission; (4) amortization of principal and interest on mortgages or ground lease payments (if any); (5) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Costs pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Development or any law, code, regulation, ordinance or the like; (7) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Development); (8) costs incurred in connection with upgrading the Project or Development to comply with disability, life, seismic, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including, without limitation, the then applicable requirements of the Americans with Disabilities Act ("ADA"), including penalties or damages incurred due to such non-compliance; (9) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Costs); (10) marketing costs, including those costs described in (3) above, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases, assignments, agreements relating to financing or sale of the Project or Development, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Development, including attorneys' fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Development, or in connection with any financing or sale transactions pertaining to the Project or Development; (11) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants' or occupants' improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project; (12) any costs expressly excluded from Operating Costs elsewhere in this Lease; (13) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Project or Development) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any commercially reasonable deductible amount under any insurance policy shall be included within Operating Costs); (14) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Project) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Costs pursuant to this Lease; (15) depreciation, amortization and interest payments, except as specifically included in Operating Costs pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (16) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Development, without charge; (17) costs incurred in connection with the operation of retail stores selling merchandise, specialty service facilities and restaurants in the Project or Development to the extent such costs are in excess of the costs Landlord reasonably estimates would have been incurred had such space been used for general office use; (18) costs (including in connection therewith all attorneys' fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Project or Development, other than such claims or disputes respecting any services or equipment used in the operation of the Project or Development by Landlord; (19) costs associated with the operation of the business of the partnership which constitutes Landlord as the same are distinguished from the costs of operation of the Project or Development; (20) costs incurred in connection with the original construction of the Project or Development; (21) costs of correcting defects in or inadequacy of the initial design or construction of the Project or Development; (22) costs incurred to (i) remove, remediate, contain treat or comply with laws relating to the removal of any "Hazardous Material," as that term is defined in Article 28 of this Lease, which was in existence on the Project or Development prior to the Commencement Date, and (ii) remove, remediate, contain or treat or comply with Laws relating to the removal of any Hazardous Material, which Hazardous Material is brought onto the Project or Development after the date hereof by Landlord or any other tenant of the Project or Development or other third party (provided, however, the cost of removal of de minimis amounts of Hazardous Material customarily found in office developments (such as cleaners, solvents, lubricants, parking lot runoff, etc.) as part of the general operation of the Development may be included in Operating Costs); (23) property management fees and other service fees to the extent they exceed the amount which would generally be expected to be the cost of such services rendered by comparably qualified, unaffiliated third parties; and (24) damages or penalties arising from Landlord's breach of any agreement or contract.
It is understood that Operating Costs shall be reduced by all cash discounts, rebates,. trade discounts, or quantity discounts received by Landlord or Landlord's managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Project.  Landlord shall make payments for goods, utilities and services in a timely manner.  Landlord agrees to keep records of Operating Costs in accordance with a system of accounts and accounting practices consistently maintained on a year-to-year basis.

It is understood that to the extent applicable all Operating Costs shall be calculated by Landlord in accordance with generally accepted accounting principles or otherwise in accordance with standard real estate accounting practices utilized by institutional quality landlords in the State of Washington and reduced by all cash discounts, trade discounts, or quantity discounts actually received by Landlord or Landlord's managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Project.

In the event, during any calendar year, the Project is less than ninety-five percent (95%) occupied at all times, those components of Operating Costs that are variable with occupancy shall be adjusted and determined for such calendar year as if the Project was ninety-five percent (95%) occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted.

(d) Determination of Payment.

(i) Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Costs for the then-current calendar year shall be (the "Estimated Direct Costs"), together with the amount payable by Tenant for Tenant's Proportionate Share of such Estimated Direct Costs.  The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from subsequently enforcing its rights to collect any Estimated Direct Costs under this Article 3, once such Estimated Direct Costs have been determined by Landlord.  Tenant shall pay, with its next installment of Monthly Basic Rental which is due at least twenty (20) days from the date Tenant receives the Estimate Statement, a fraction of the Tenant's Proportionate Share of such Estimated Direct Costs for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this

Section 3(d)(i)).  Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator.  Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total of Tenant's Proportionate Share of such Estimated Direct Costs Estimated Direct Costs set forth in the previous Estimate Statement delivered by Landlord to Tenant.(ii) In addition, Landlord shall endeavor to give to Tenant as soon as reasonably practicable following the end of each calendar year (but not later than one hundred eighty (180) days after the end of such year), a statement (the "Statement") which shall state the Direct Costs incurred or accrued for such preceding calendar year.  Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant as Estimated Direct Costs are less than Tenant's actual Proportionate Share of Direct Costs as specified on the Statement, Tenant shall pay, with its next installment of monthly Basic Rental which is due at least twenty (20) days from the date Tenant receives the Estimate Statement, the full amount of Tenant's actual Proportionate Share of Direct Costs for such calendar year, less the amounts, if any, paid during such calendar year as Estimated Direct Costs.  If, however, the Statement indicates that amounts paid by Tenant as Estimated Direct Costs are greater than Tenant's actual Proportionate Share of Direct Costs as specified on the Statement, such overpayment shall be credited against Tenant's next installments of Rent.  The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 3, once such Statement has been delivered.  Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, Tenant shall immediately pay to Landlord (or Landlord shall reimburse to Tenant) an amount as calculated pursuant to the provisions of this Section 3(d).  The provisions of this Section 3(d)(ii) shall survive the expiration or earlier termination of the Term.

(iii) If the Project is a part of a multi-building development, those Direct Costs attributable to such development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Project and to the other buildings within such development on an equitable and commercially reasonable basis.

(e) Audit Right.  Within one hundred eighty (180) days after receipt of a Statement by Tenant ("Review Period"), if Tenant disputes the amount set forth in the Statement, Tenant's employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not retained on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord ("Review Notice") and at reasonable times, inspect Landlord's records at Landlord's offices in the Seattle metropolitan area, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord's records in confidence, provided such information may be disclosed to Tenant’s lawyers, advisors, lenders and others who have a legitimate need to know such information.  Notwithstanding the foregoing, Tenant shall only have the right to review Landlord's records one (1) time (which review may occur over a period of more than one day, as reasonably required) during any twelve (12) month period.  If after such inspection, but within sixty (60) days after the Review Period, Tenant notifies Landlord in writing ("Dispute Notice") that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord's standard accounting practices, at Tenant's expense, by a neutral, independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm which has no affiliation or contractual relationship with Landlord or Tenant.  Landlord shall engage such independent accountant within thirty (30) days after Landlord receives the Dispute Notice.  Tenant's failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within sixty (60) days after the Review Period shall be deemed to constitute Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement.  If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the independent accountant to show Tenant and such accountant the information upon which the certification is to be based.  However, if such certification by the independent accountant proves that the Direct Costs set forth in the Statement were overstated by more than four percent (4%), then the cost of the independent accountant and the cost of such certification shall be paid for by Landlord.

Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification.  Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

ARTICLE 4

SECURITY DEPOSIT/LETTER OF CREDIT

(a) Security Deposit.  Tenant has deposited or concurrently herewith is depositing with Landlord the sum set forth in Article 1.E. of the Basic Lease Provisions as security for the full and faithful performance of every provision of this Lease to be performed by Tenant.  If an Event of Default occurs and is continuing, Landlord may use all or any part of this security deposit for the payment of any rent or any other sums in default, or to compensate Landlord for any expense actually and reasonably incurred by Landlord as a result of Tenant's default or if Landlord has terminated the Lease, the damages to which Landlord is entitled pursuant to Article 20 of this Lease.  If any portion of said deposit is so used or applied, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its full amount.  Tenant agrees that Landlord shall not be required to keep the security deposit in trust, segregate it or keep it separate from Landlord's general funds but Landlord may commingle the security deposit with its general funds and Tenant shall not be entitled to interest on such deposit.  At the expiration of the Term, and except to the extent Tenant owes Landlord money due to a default by Tenant hereunder, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord's option, to Tenant's "Transferee", as such term is defined in Article 15 below), provided that subsequent to the expiration of this Lease, Landlord may retain from said security deposit (i) an amount reasonably estimated by Landlord to cover potential Direct Cost reconciliation payments due with respect to the calendar year in which this Lease terminates or expires (such amount so retained shall not, in any event, exceed ten percent (10%) of Estimated Direct Cost payments due from Tenant for such calendar year through the date of expiration or earlier termination of this Lease and any amounts so retained and not applied to such reconciliation shall be returned to Tenant within thirty (30) days after Landlord's delivery of the Statement for such calendar year), (ii) any and all amounts reasonably estimated by Landlord to cover the anticipated costs to be incurred by Landlord to remove any signage provided to Tenant under this Lease, to remove cabling and other items required to be removed by Tenant under Section 29(b) below and to repair any damage caused by such removal (in which case any excess amount so retained by Landlord shall be returned to Tenant within thirty (30) days after such removal and repair), and (iii) any and all amounts permitted by law and this Article 4. Tenant hereby waives any provisions of law, now or hereafter in effect, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 4 above, and all of Landlord's damages under this Lease and Washington law including, but not limited to, any damages accruing upon termination of this Lease and/or those sums reasonably necessary to compensate Landlord for any other actual damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant.

(b) Letter of Credit.  Concurrently with Tenant's execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable and renewable letter of credit ("Letter of Credit") in favor of Landlord substantially in the form attached hereto as Exhibit E, issued by Silicon Valley Bank or other bank reasonably satisfactory to Landlord with a branch which will honor draws located in the Seattle area or permitting draws electronically or by mail, overnight courier or facsimile, in the principal amount ("Stated Amount") specified below, to be held by Landlord in accordance with the terms, provisions and conditions of this Lease.  Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit.  If the Letter of Credit delivered by Tenant is inconsistent with the form attached hereto as Exhibit E (including, without limitation, the wrong name or address for the Beneficiary), Landlord may so notify Tenant in writing, in which case Tenant shall cause the Letter of Credit to be corrected within five (5) business days after such notice.  The Stated Amount shall initially be Five Hundred Sixty-Four Thousand Dollars ($564,000.00); provided, however, that, except as hereinafter provided, upon the dates specified below ("Adjustment Dates"), the Stated Amount shall be reduced to the following amounts:
Date	Stated Amount
November 30, 2011	$376,000.00
November 30, 2012	$188,000.00
November 30, 2013	$0.00

However, if Tenant does not utilize the entire Improvement Allowance by the earlier of (i) the date Tenant gives Landlord written notice that it will not seek to obtain any credit for any unused portion of the Improvement Allowance or (ii) March 31, 2009, then, subject to the next sentence below, Tenant may cause the Stated Amount to be reduced on such date by the amount of the Improvement Allowance which is not so utilized by Tenant and the Stated Amount may be further reduced upon the Adjustment Dates on a proportionate basis (i.e., on the first (1st) Adjustment Date, the Stated Amount may be reduced to two-thirds (2/3rds) of the revised original Stated Amount, on the second (2nd) Adjustment Date, the Stated Amount may be reduced to one-third (1/3) of the revised original Stated Amount, and upon the third (3rd) Adjustment Date, the Stated Amount may be reduced to zero dollars).  Furthermore, if (i) a default by Tenant occurs under this Lease, or (ii) circumstances exist that would, with notice or lapse of time, or both, constitute a default by Tenant, and Tenant has failed to cure such default within the time period permitted by Article 19 or such lesser time as may remain before the relevant Adjustment Date as provided above, the Stated Amount shall not thereafter be reduced unless and until such default shall have been fully cured pursuant to the terms of this Lease, at which time the Stated Amount may be reduced as hereinabove described.  Upon any change to the Stated Amount, the Letter of Credit shall be concurrently amended or replaced by a Letter of Credit in the new reduced Stated Amount, and Landlord and Tenant shall take the steps reasonably necessary to cause the existing Letter of Credit to be delivered to the issuing bank and the issuing bank to amend the Letter of Credit or issue a new replacement Letter of Credit in the new reduced Stated Amount on the date the Stated Amount is required to be adjusted.  The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord's behalf for the Stated Amount of the Letter of Credit, or any portion thereof, and that the issuing bank must immediately honor such demand upon presentation to it of the original Letter of Credit, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand and such party's certification that Landlord is entitled to draw on the Letter of Credit pursuant to this Lease.  In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary to any transferee of Landlord's interest under this Lease who assumes Landlord's obligations under this Lease or to a lender under any mortgage or deed of trust encumbering the Project (provided that such lender agrees that draws may be made on the Letter of Credit only as permitted by this Lease, the drawn amounts shall only be used, applied or retained as permitted by this Lease, the drawn amounts shall be returned to Tenant to the extent required by this Lease, and that no further assignments shall be made by such lender of the beneficiary's interest in the Letter of Credit except as permitted by this Lease) and that upon receiving written notice of transfer along with such party's certification confirming that the transfer meets the above requirements, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary.  Tenant shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with any such transfer.  If (A) the term of the Letter of Credit held by Landlord will expire prior to the last Adjustment Date specified above and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, in either case at least (30) days prior to the expiration of the Letter of Credit, or (B) an Event of Default has occurred and is continuing, including the filing of a voluntary petition under Title 11 of the United States Code (i.e., the bankruptcy Code), or Tenant otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord's property (and not Tenant's property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds (1) for the payment of any sum which is in default, (2) to reimburse Landlord for any expense actually and reasonably incurred by Landlord as a result of Tenant's default, and (3) if Landlord has terminated this Lease, the damages to which Landlord is entitled pursuant to Article 20 of this Lease.  If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount required in this Article 4 above.  Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds.  Should Landlord sell its interest in the Premises during the Lease Term, Landlord shall transfer the Letter of Credit and any unapplied proceeds of the Letter of Credit to the purchaser, and if Landlord transfers the Letter of Credit and deposits with the purchaser thereof the Letter of Credit and any unapplied proceeds of the Letter of Credit and such purchaser assumes in writing Landlord’s obligations with respect thereto, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds and Tenant shall look solely to such transferee for the return of the Letter of Credit or any proceeds therefrom.  The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration or earlier termination of the Lease Term, after any deductions described in this Article 4 above, shall be returned to Tenant or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Lease Term; provided, if the Stated Amount is reduced while Landlord is holding any such unapplied proceeds, Landlord shall promptly return to Tenant (so long as no Event of Default is continuing) the amount by which such proceeds and the remaining balance of the Letter of Credit exceeds the reduced Stated Amount.The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under this Lease, it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be deemed to be or treated as a "security deposit" within the meaning of any laws or statutes.  The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and any laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws") shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.  Notwithstanding the foregoing, to the extent any Security Deposit Law in any way: (a) is applicable to this Lease or the Letter of Credit (or any proceeds thereof); or (b) controls Landlord's rights to draw on the Letter of Credit or apply the proceeds of the Letter of Credit to any amounts due under this Lease or any damages Landlord may suffer following termination of this Lease, then Tenant fully and irrevocably waives the benefits and protections of such Security Deposit Law, it being agreed that Landlord may recover from the Letter of Credit (or its proceeds) amounts expressly provided in this Article 4.

ARTICLE 5

HOLDING OVER

Should Tenant, without Landlord's written consent, hold over after termination of this Lease, Tenant shall, at Landlord's option, become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease.  During such holding over, Tenant shall pay in advance, monthly, Basic Rental at a rate equal to one hundred fifty percent (150%) of the rate in effect for the last month of the Term of this Lease or one hundred percent (100%) of Landlord's then asking rate for comparable space in the Project, whichever is greater, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant's Proportionate Share of any increase in Direct Costs.  Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term.  If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorney's fees and costs.

ARTICLE 6

OTHER TAXES

Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises.  In the event any or all of Tenant's trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of a Project-standard buildout as determined by Landlord and, as a result, real property taxes for the Project are increased, Tenant shall pay to Landlord, within ten (10) days after delivery to Tenant by Landlord of a written statement setting forth such amount, the amount of such taxes applicable to Tenant's property or above-standard improvements.  Tenant shall assume and pay to Landlord at the time Basic Rental next becomes due (or if assessed after the expiration of the Term, then within ten (10) days), any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be assessed against or levied upon Landlord on account of letting of the Premises to Tenant or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted.  In addition to Tenant's obligation pursuant to the immediately preceding sentence, Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency.  Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of "Tax Costs."

ARTICLE 7

USE

Tenant shall use and occupy the Premises only for the use set forth in Article 1.F. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to unreasonably interfere with or infringe upon the rights of other tenants or occupants in the Project.  Subject to casualty, condemnation and repairs, Tenant shall have the right to use and have access to the Premises and the common areas serving the Premises on a seven (7) days a week, twenty-four (24) hours a day basis throughout the Term without obtaining any consent from or giving notice to Landlord.  Except to the extent such compliance obligations are otherwise those of Landlord as provided herein, Tenant shall, at its sole cost and expense, promptly comply with all applicable laws, statutes, ordinances, governmental regulations or requirements (collectively, "Laws") now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises or the Project (excluding structural changes to the Project not related to Tenant's particular use of the Premises), and (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant.  Tenant's use of the Premises shall be subject to all applicable Laws including, without limitation, any applicable zoning laws.  Tenant shall not knowingly do or permit to be done anything which would invalidate or increase the cost of any insurance policy covering the Project and/or the property located therein and Tenant shall comply (but without obligation to install any improvements or additions or make any upgrades) with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters, and Tenant shall promptly upon demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant's failure to comply with the provisions of this Article.  Tenant agrees not to keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and agrees to regularly and frequently remove same from the Premises.  Tenant shall keep all containers or other equipment used for storage of such materials in a clean and sanitary condition.  Tenant shall keep the sewage disposal system in the Premises free of all obstructions and in good operating condition.  If the volume of Tenant's trash becomes excessive in Landlord's judgment, Landlord shall have the right to charge Tenant for additional trash disposal services and/or to require that Tenant contract directly for additional trash disposal services at Tenant's sole cost and expense.  Tenant shall, at its own cost, retain a licensed, bonded professional pest and sanitation control service to perform inspections of the Premises not less frequently than quarterly for the purpose of eliminating infestation by and controlling the presence of insects, rodents and vermin and shall promptly cause any corrective or extermination work recommended by such service to be performed.  Such work shall be performed pursuant to a written contract, a copy of which shall be delivered to Landlord by Tenant upon request.

ARTICLE 8

CONDITION OF PREMISES

Tenant hereby agrees that except as otherwise expressly provided in this Lease or as provided in the Tenant Work Letter attached hereto as Exhibit "D" and made a part hereof and without limiting Landlord’s repair and maintenance obligations set forth in this Lease, the Premises shall be taken "as is", "with all faults", "without any representations or warranties", and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant's purposes, and except for any obligations of Landlord expressly set forth in this Lease, Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project as of the Commencement Date or the suitability of same for Tenant's purposes.  Tenant acknowledges that, except as expressly set forth in this Lease,  neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant's business and Tenant expressly warrants and represents that, except as expressly set forth in this Lease, Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in the above-described condition.  In addition to the existing leasehold improvements in the Premises,  the Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit "D" and made a part hereof.  The existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the "Tenant Improvements."  The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Project were at such time in satisfactory condition, subject to latent defects, punch-list items, conditions or items that are not in compliance with Laws, and conditions or items covered by construction warranties.  Tenant hereby waives any provisions of law which would otherwise permit Tenant to make repairs required of Landlord under this Lease.

ARTICLE 9

REPAIRS AND ALTERATIONS

(a) Landlord's Obligation.  Landlord shall maintain and repair the Project-wide systems and the structural portions of the Project including, without limitation, the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells and common areas.  Landlord shall also repair at its sole cost and expense, any latent defects in the design or construction of the Project or Development Common Areas, any defects in the Improvements which constitute a breach of the one-year construction warranty provided by the Contractor who installs the Improvements or are not installed in accordance with the approved drawings, plans and specifications.  Landlord shall, at no cost to Tenant, make such modifications, repairs and upgrades to the Project and Development Common Areas as are necessary to comply with disability, life, seismic, fire and safety codes, ordinances, statutes, or any other applicable Laws in effect on or prior to the Commencement Date, including, without limitation, then current requirements of the Americans with Disabilities Act.  Notwithstanding any provision set forth in this Article 9 to the contrary, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance of the Premises only (and not any other portion of the Project), and Landlord fails to provide such action within thirty (30) days after Landlord's receipt of such notice, or if the nature of the work reasonably requires more than thirty (30) days to complete, and such work is not commenced by Landlord within thirty (30) days after such notice and thereafter continuously and diligently pursued by Landlord to completion within a reasonable time, then Tenant may proceed to take the required action upon delivery of an additional ten (10) days notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of the Lease to be taken by Landlord and was not taken by Landlord within such ten (10) day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's actual and reasonable costs in taking such action.  However, if the work so performed by Tenant pertains to items that would otherwise be includable under Direct Costs pursuant to Article 3 above, then Landlord may include the amount of such reimbursement in Direct Costs.  In the event Tenant takes such action, and such work will affect the Project systems or the structural integrity of the Project, Tenant shall use only those contractors used by Landlord in the Project for work on such Project systems or structure unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable first-class buildings.(b) Tenant's Obligation.  Except as expressly provided as Landlord's obligation in this Article 9, Tenant shall keep the Premises, all systems therein exclusively serving the Premises and the backup generator described in Section 11(e) below in good condition and repair.  Except to the extent covered by insurance and subject to the waiver of subrogation provision herein, all damage or injury to the Premises or the Project resulting from the wrongful act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees, or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs.  Landlord may make any repairs that are Tenant's responsibility which are not promptly made by Tenant after Tenant's receipt of written notice and the reasonable opportunity of Tenant to make said repair within five (5) business days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within five (5) days from invoice from Landlord.  Subject to the provisions of the Tenant Work Letter, Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, made by or at the request of Tenant, whether or not installed by Landlord at Tenant's request.  Except as expressly provided in Section 9(a) above, Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent.

(c) Alterations.  Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, "Alterations") without Landlord's prior written consent.  Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises (the "Cosmetic Alterations"), without Landlord's consent, provided that the aggregate cost of any such alterations does not exceed $20,000.00 in any twelve (12) month period, and further provided that such alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, nor adversely affect, the systems and equipment of the Project, or (iii) affect the exterior appearance of the Project.  Tenant shall give Landlord at least ten (10) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Section 9(c).  As used herein, the term "Alterations" does not include any of the Tenant Improvements.  Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense.  Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations.  Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit (if one is required), and in conformance with Landlord's construction rules and regulations.  If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date; provided that Tenant shall be entitled to commence such work within thirty (30) days after such approval is given.  Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations.(d) Insurance; Liens.  Prior to the commencement of any Alterations requiring Landlord's consent, Tenant shall, upon Landlord's request, provide Landlord with evidence that Tenant carries "Builder's Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof.  In addition, for Alterations requiring Landlord's consent, Landlord may, in its discretion, require Tenant to obtain a payment and performance bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations and naming Landlord as a co-obligee.

(e) Costs and Fees; Removal.  If permitted Alterations are made, they shall be made at Tenant's sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given at the time of Landlord's consent to such Alteration or Improvement (provided Tenant requests that Landlord make such determination at the time of Tenant's request for consent) or in the case of Cosmetic Alterations, by written notice to Tenant within fifteen (15) days after Landlord's receipt of Tenant's notice of such Cosmetic Alterations (provided Tenant requests that Landlord make such determination at the time of Tenant's notice), require Tenant at Tenant's expense to remove such Improvements and Alterations from the Premises at the expiration or earlier termination of this Lease, and to repair any damage to the Premises and the Project caused by such removal.  Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant's Alterations shall be paid by Tenant at its sole cost and expense.  With regard to repairs required to be made by Tenant, Alterations or any other work arising from or related to this Article 9, Landlord shall be entitled to receive a reasonable administrative/coordination fee (which fee shall vary depending upon whether or not Tenant orders the work directly from Landlord) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work, provided such fee shall in no event exceed five percent (5%) of the cost of the work.  The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9, except as expressly provided in the first sentence of this Section 9(e).  Notwithstanding anything to the contrary in this Lease, Tenant shall have no obligation to remove any of the existing leasehold improvements in the Premises.

ARTICLE 10

LIENS

Tenant shall keep the Premises and the Project free from any mechanics' liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys' fees and costs incurred by Landlord in connection with any such claim or action.  Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days' written notice of the proposed commencement of such work.  In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged by Tenant pursuant to RCW 60.04.161 (or any successor statute(s)) within ten (10) days after written notice to Tenant of such filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct, unless Tenant promptly (within three (3) days after demand) deposits with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys' fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11

PROJECT SERVICES

(a) Basic Services.  Landlord shall provide the existing equipment servicing the Premises in its "as is" but operable condition in order to provide electric current, heat and air-conditioning therein.  Landlord and Tenant hereby acknowledge that an independent heating, ventilation and air-conditioning system ("HVAC System") will service the Premises.  Landlord shall be responsible for the maintenance and repair of the HVAC System and shall, as an Operating Cost, maintain a service and maintenance contract for such HVAC System with a contractor reasonably designated by Landlord, which contractor shall perform all maintenance and repairs on the HVAC System as reasonably determined by Landlord to be necessary.  Tenant shall be entitled to utilize the existing supplementary heating, ventilation and air conditioning system for a portion of the Premises and to install, as an Improvement or as an Alteration, subject to Landlord's reasonable approval of plans and specifications, other heating, ventilation and air conditioning units (collectively, "Supplementary Units") within the Premises at Tenant's sole cost and expense (or as a charge to the Improvement Allowance).  A submeter will also be installed, at Tenant's sole cost and expense (or as a charge to the Improvement Allowance) in order to measure the amount of electricity furnished to the Supplementary Units and Tenant shall be responsible for Landlord's actual cost of supplying electricity to such units as reasonably determined by Landlord based upon such submeter, which amounts shall be payable on a monthly basis as Additional Rent.  Tenant shall be solely responsible for maintenance and repair of the Supplementary Units and such units shall be considered to be a fixture within the Premises and shall remain upon the Premises upon the expiration or earlier termination of this Lease. Except as otherwise provided in this Lease, the electricity and other utilities furnished to the Premises shall be included in Operating Costs.  Tenant shall be responsible for retaining a bonded janitorial contractor, which contractor shall be reasonably approved by Landlord, and Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide janitorial service to the Premises.  Tenant shall comply with all rules and regulations which Landlord may reasonably establish for the proper functioning and protection of any common systems of the Project.  Landlord shall not be liable for, and except as expressly provided in Section 11(f) below, there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause.  In the event of interruption of services to the Premises, Landlord shall use commercially reasonable efforts to cause the services to be promptly restored.  Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and any additional building services furnished to Tenant which are not uniformly furnished to all tenants of the Project at the rate generally charged by Landlord to tenants of the Project for such utilities or services.

(b) HVAC Balance.  If any lights, machines or equipment (including but not limited to computers and computer systems and appurtenances) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than may be accommodated by the system, Tenant shall be responsible for installing, at Tenant's sole cost and expense, any machinery and equipment reasonably necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment.

(c) Telecommunications.  Upon request from Tenant from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the Project, and Tenant shall have the right to contract directly with the providers of its choice.  If Tenant wishes to contract with  or obtain service from any provider which does not currently serve the Project or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider.  In considering the installation of any new or additional telecommunications cabling or equipment at the Project, Landlord will consider all relevant factors in a reasonable and non-discriminatory manner, including, without limitation, the existing availability of services at the Project, the impact of the proposed installations upon the Project and its operations and the available space and capacity for the proposed installations.  Landlord may also consider whether the proposed service may result in interference with or interruption of other services at the Project or the business operations of other tenants or occupants of the Project.  In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Project.  All such installations shall be subject to Landlord’s prior approval, not to be unreasonably withheld, and shall be performed in accordance with the terms of Article 9.  If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified, licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing.

(d) Sole Electrical Representative.  Tenant agrees that Landlord shall be the sole and exclusive representative to the electrical service provider with respect to, and shall maintain exclusive control over, the reception, utilization and distribution of electrical power to the Project, regardless of point or means of origin, use or generation.

(e) Backup Generator.  Throughout the Term of this Lease (as may be extended), Tenant shall be entitled to utilize the existing backup generator for the Premises.  Tenant acknowledges that Landlord is providing such backup generator in its "as is" condition and that Landlord makes no representation or warranty with respect to the condition of such backup generator or its suitability for Tenant's use and Landlord shall have no maintenance or repair obligations with respect to the backup generator.  Such backup generator may be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Project.  Tenant shall be entitled to operate the backup generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord.  In addition, Tenant shall ensure that the backup generator does not result in any Hazardous Materials being introduced to the Project in violation of applicable law, and Section 28(a) will apply to Tenant's use of the backup generator.  Further, Tenant shall be responsible for ensuring that the backup generator does not interfere with the use of the Project by other tenants.  Such backup generator shall be deemed to be a part of the Premises for purposes of Article 14 of this Lease.

(f) Abatement Events.  An "Abatement Event" shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises or as a result of Landlord's activities pursuant to Section 12(b) below or as a result of the presence of Hazardous Materials in violation of Environmental Laws not caused by Tenant, its agents, employees, contractors or invitees, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors.  Tenant shall give Landlord notice ("Abatement Notice") of any such Abatement Event, and if such Abatement Event continues beyond the "Eligibility Period" (as that term is defined below), then the Basic Rental and Tenant's Proportionate Share of Direct Costs shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or such portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Basic Rental and Tenant's Proportionate Share of Direct Costs for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises.  If, however, Tenant reoccupies any portion of the Premises during such period, the Basic Rental and Tenant's Proportionate Share of Direct Costs allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises.  The term "Eligibility Period" shall mean a period of five (5) consecutive business days after Landlord's receipt of any Abatement Notice(s).  Such right to abate Basic Rental and Tenant's Proportionate Share of Direct Costs shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event.

ARTICLE 12

RIGHTS OF LANDLORD

(a) Right of Entry.  Landlord and its agents shall have the right to enter the Premises at all reasonable times upon twenty-four (24) hours prior notice (except that no notice shall be required in the case of an emergency or regularly scheduled service) for the purpose of examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Project, showing the same to prospective tenants, lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may deem necessary or desirable and are otherwise permitted by this Lease; provided, however, that except in the case of an emergency, no such entry into the Lab Portion of the Premises shall be permitted without Landlord permitting Tenant to have a representative of Tenant present and, if required by Tenant, any such individuals entering the Lab Portion of the Premises shall wear protective goggles and such other protective clothing or equipment as Tenant may reasonably require.  Notwithstanding the foregoing, Landlord shall have the right to enter the Premises to show the same to prospective tenants only during the last nine (9) months of the Term or the Option Term, if applicable, or at any time in which Tenant is in default under this Lease after expiration of applicable cure periods.  If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary and otherwise permitted hereunder, Landlord may enter by means of a master key or may forcibly enter in the case of an emergency, in each event without liability to Tenant for such entry and without affecting this Lease.  Notwithstanding the foregoing, (A) except in the event of the negligence or willful misconduct of Tenant or its agents, contractors or employees, any entry into the Lab Portion of the Premises by Landlord or any other party Landlord brings to the Lab Portion of the Premises shall be at their sole risk and Tenant shall have no liability for injuries or damage any of them may sustain by reason of such entry into the Lab Portion of the Premises, and (B) Landlord shall use commercially reasonable efforts to conduct any such entry with the least inconvenience to Tenant as is reasonably practicable and so as to minimize, to the extent reasonably practicable, any disruption of or interference with Tenant's normal operations in the Premises.  Landlord agrees to use commercially reasonable efforts not to disclose, use or disseminate or permit the disclosure, use or dissemination by its employees, agents or contractors of any information concerning Tenant's prototype tablets, pharmaceutical and nutritional products, research, development and testing efforts, procedures, methods and results and other proprietary technology information (collectively, "Confidential Information") that may be obtained by entry into the Lab Portion of the Premises by Landlord or its employees, agents or contractors.  Landlord agrees that Tenant may prohibit the photographing, video taping, photocopying or other reproduction of any Confidential Information.  Landlord agrees that Tenant shall be entitled to pursue a temporary restraining order or other injunctive relief for any breach by Landlord of its obligations with respect to Confidential Information as described in this Section 12(a) above.

(b) Maintenance Work.  Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant as may be otherwise provided herein, at reasonable times and in a reasonable manner: (i) to install, use, maintain, repair, replace, relocate and control for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, cabling, appurtenant fixtures, equipment spaces and mechanical systems, wherever located in the Premises or the Project, (ii) to alter, close or relocate any facility in the Premises or the common areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or for repairs, and (iii) to comply with any federal, state or local law, rule or order.  Landlord shall use commercially reasonable efforts to perform any such work with the least inconvenience to Tenant as is reasonably practicable and so as to minimize to the extent reasonably practicable any disruption of or interference with Tenant’s normal operations in the Premises, but in no event shall Tenant be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same (except as provided in Section 11(f) above), make any claim for constructive eviction or otherwise make any claim against Landlord for interruption or interference with Tenant's business and/or operations; provided, however, Landlord shall not be entitled to reduce the useable area of the Premises pursuant to such actions in a manner or to a degree that would impair Tenant's operations in the Premises.

(c) Rooftop.  If Tenant desires to use the rooftop of the Project for any purpose, including the installation of communication equipment to be used from the Premises, such rights will be granted in Landlord’s sole discretion and Tenant must negotiate the terms of any rooftop access with Landlord or the rooftop management company or lessee holding rights to the rooftop from time to time.  Any rooftop access granted to Tenant will be at prevailing rates and will be governed by the terms of a separate written agreement or an amendment to this Lease.

ARTICLE 13

INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY

(a) Indemnity.  Except for matters and claims for which Landlord is obligated hereunder to indemnify Tenant, Tenant shall indemnify, defend and hold Landlord, Arden Realty, Inc., their subsidiaries, partners, parental or other affiliates and their respective officers, directors, employees and contractors (collectively, "Landlord Parties") harmless from and against any and all claims arising from (i) Tenant's use of the Premises or the Project (including, without limitation, Tenant's signage) or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project, (ii) any breach or default in the performance of any obligation on Tenant's part to be performed under this Lease, or (iii) any negligence or willful misconduct of Tenant or any of its agents, contractors, or employees in or about the Project and from any and all costs, attorneys' fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith.  However, notwithstanding the foregoing, Tenant shall not be required to indemnify, defend and/or hold Landlord harmless from any claim, loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys' fees or costs (collectively, "Claims"), by, for or to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees or from Landlord's breach or default in the performance of any obligation on Landlord's part to be performed under this Lease or covered by insurance required to be carried under this Lease by Landlord or actually carried by Landlord.  Landlord hereby indemnifies Tenant and holds Tenant harmless from any Claims to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees or from Landlord's breach or default in the performance of any obligation on Landlord's part to be performed under this Lease and not covered by insurance required to be carried under this Lease by Tenant or actually carried by Tenant; provided, however, that (A) because Landlord maintains insurance on the Project and Tenant compensates Landlord for such insurance as part of Tenant's Proportionate Share of Direct Costs and because of the existence of waivers of subrogation set forth in Article 14 of this Lease, Landlord hereby agrees to indemnify, defend and hold Tenant harmless from any Claims to any property outside of the Premises to the extent such Claim is covered by such insurance, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, or employees, and (B) because Tenant must carry insurance pursuant to Article 14 to cover its personal property within the Premises and the Tenant Improvements, Tenant hereby agrees to indemnify, defend and hold Landlord harmless from any Claim to any property within the Premises, to the extent such Claim is covered by such insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, or employees.  Further, Tenant's agreement to indemnify Landlord and Landlord's agreement to indemnify Tenant pursuant to this Section 13(a) is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to this Lease, to the extent such policies cover the matters subject to such indemnification obligations.  Except for matters and Claims for which Landlord is obligated to indemnify Tenant hereunder, (1) Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and (2) Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties.

(b) Exemption of Landlord from Liability.  Landlord and the Landlord Parties shall not be liable for injury to Tenant's business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord's negligence), or, subject to the waivers in Article 14(d) below to the extent applicable and except in connection with damage or injury resulting from the negligence or willful misconduct of Landlord, its agents  or the Landlord Parties or Landlord's breach of this Lease or matters or claims for which Landlord is obligated to indemnify Tenant pursuant to

Section 13(a) hereof (provided that in such cases Landlord's liability shall be limited to amounts not covered by insurance carried by Tenant or required to be carried by Tenant pursuant to this Lease), for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from any cause whatsoever, including, but not limited to, fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems or from intrabuilding cabling or wiring, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means or repairing the same is inaccessible to Tenant.  Except for matters or Claims for which Landlord is obligated to indemnify Tenant pursuant to Section 13(a) hereof, Landlord and the Landlord Parties shall not be liable to Tenant for any damages arising from any willful or negligent action or inaction of any other tenant of the Project.

(c) Security.  Tenant acknowledges that Landlord's election whether or not to provide any type of mechanical surveillance or security personnel whatsoever in the Project is solely within Landlord's discretion; Landlord and the Landlord Parties shall have no liability in connection with the provision, or lack, of such services and Tenant hereby agrees to release Landlord and the Landlord Parties with regard to any such potential claim.  Landlord and the Landlord Parties shall not be liable for losses due to theft, vandalism, or like causes.

ARTICLE 14

INSURANCE

(a) Tenant's Insurance.  Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage:  (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate, including products liability coverage if applicable, owners and contractors protective coverage, blanket contractual coverage including both oral and written contracts, and personal injury coverage, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and other improvements in the Premises, including but not limited to all mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; (iii) Worker's Compensation coverage as required by law; and (iv) business interruption, loss of income and extra expense insurance covering any failure or interruption of Tenant's business equipment (including, without limitation, telecommunications equipment) and covering all other perils, failures or interruptions sufficient to cover a period of interruption of not less than twelve (12) months.  Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant's sole cost and expense, reasonable increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably required by Landlord, but Landlord shall only be entitled to require such increased amounts and/or other coverages if they are then generally required by owners of comparable office buildings in the Bothell, Washington area.

(b) Form of Policies.  The aforementioned minimum limits of policies and Tenant's procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder.  The Commercial General Liability Insurance policy shall name Landlord, Arden Realty, Inc., Landlord's property manager, and Landlord's lender(s) (provided Landlord provides Tenant with notice of the names of such property manager and any such lender(s)), as additional insureds' with an appropriate endorsement to the policy(s).  All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best's Insurance Guide.  Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage.  The deductible under each such policy shall be reasonably acceptable to Landlord.  No such policy shall be cancelable or subject to reduction of coverage below the limits required hereunder or other modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer.  All such policies shall be endorsed to agree that Tenant's policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder.  Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders.  Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders in a timely manner, Landlord may (but shall not be required to) procure said insurance on Tenant's behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are expended.  Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

(c) Landlord's Insurance.  Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, (i) a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement costs without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the building; and (ii) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damage of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate covering the Project.  Additionally, Landlord may carry:  (i) Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance Landlord may reasonably deem appropriate or any lender may require.  The costs of all insurance carried by Landlord shall be included in Operating Costs.

(d) Waiver of Subrogation.  Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c), to waive any rights of subrogation that such companies may have against the other party.  Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies.  In addition, as between Landlord and Tenant only, each party hereby waives its immunity with respect to the other under the Industrial Insurance Act (RCW Title 51), and/or the Longshoreman's and Harbor Worker's Act and/or any equivalent acts, and each party expressly agrees to assume potential liability for actions brought against the other party by such waiving parties' employees.  The parties have specifically negotiated this waiver and each party has had the opportunity to, and has been encouraged to, consult with independent counsel regarding this waiver.

(e) Compliance with Law.  Tenant agrees that it will not, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises that will in any way tend to increase the insurance rates upon the Project.  Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant.  If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense in accordance with all other Lease provisions (specifically including, but not limited to, the provisions of Article 9, 10 and 11 hereof), make whatever changes are necessary to comply with all insurance requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord's consent to such overloading.  Tenant shall, at its own expense, comply with all industry-standard insurance requirements applicable to the Premises including, without limitation, the installation of fire extinguishers (but without obligation to install any improvements or additions or perform any upgrades).

ARTICLE 15

ASSIGNMENT AND SUBLETTING

Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant's employees without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  If Tenant is a corporation, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership or limited liability company in excess of fifty percent (50%) in a single transaction shall be deemed a "Transfer" within the meaning and provisions of this Article 15.  Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

(a) That the proposed Transferee (as hereafter defined) shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed  but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:

(i) The use to be made of the Premises by the proposed Transferee is (a) not generally consistent with the character and nature of all other tenancies in the Project, (b) a use which conflicts with any so-called "exclusive" then in favor of, or for any use which might reasonably be expected to diminish the rent payable pursuant to any percentage rent lease with another tenant of the Project or any other buildings which are in the same complex as the Project, or (c) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect);

(ii) The financial responsibility of the proposed Transferee is not reasonably satisfactory to Landlord or in any event not at least equal to those which were possessed by Tenant as of the date of execution of this Lease;

(iii) The proposed Transferee is either a governmental agency or instrumentality thereof; or

(iv) Either the proposed Transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed Transferee (A) occupies space in the Project at the time of the request for consent, or (B) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date of the proposed Transfer, to lease space in the Project.

(b) Upon Tenant's submission of a request for Landlord's consent to any such Transfer, Tenant shall pay to Landlord Landlord's then standard processing fee and reasonable attorneys' fees and costs incurred in connection with the proposed Transfer, such processing and attorneys’ fees and costs not to exceed $1,500 in the aggregate per proposed Transfer, unless Landlord provides to Tenant evidence that Landlord has reasonably incurred greater out-of-pocket costs in connection with the proposed Transfer;

(c) That the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

(d) That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord's consent thereto.  It shall be a condition to Landlord's consent to any subleasing, assignment or other transfer of part or all of Tenant's interest in the Premises ("Transfer") that (i) upon Landlord's consent to any Transfer, Tenant shall pay and continue to pay fifty percent (50%) of any "Transfer Premium" (defined below), received by Tenant from the Transferee; (ii) any sublessee of part or all of Tenant's interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease and the sublease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such Transfer and consent shall be effected on forms supplied by Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, "Transferee") shall agree to pay Landlord, upon demand, as Additional Rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment.  "Transfer Premium" shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Basic Rental and Direct Costs payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis.  "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer.  In any event, the Transfer Premium shall be calculated after deducting the reasonable expenses incurred by Tenant for (1) any changes, alterations and improvements to the Premises paid for by Tenant in connection with the Transfer, (2) any other out-of-pocket monetary concessions provided by Tenant to the Transferee, and (3) any brokerage commissions paid for by Tenant and attorneys' fees incurred by Tenant in connection with the Transfer. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord and shall, if such non-compliance is not cured by Tenant or such Transfer not rescinded within ten (10) days after notice from Landlord, at the option of Landlord, terminate this Lease.  In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor.  No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment and an injunction for the relief and/or monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

ARTICLE 16

DAMAGE OR DESTRUCTION

Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant ("Damage Repair Estimate") of Landlord's reasonable estimated assessment of the period of time in which the repairs will be completed.  If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be diligently repaired by Landlord to the extent such insurance proceeds are available therefor and provided the Damage Repair Estimate indicates that repairs can be completed within two hundred twenty (220) days after the necessity for repairs as a result of such damage becomes known to Landlord, without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less).  However, if the damage is due to the fault or neglect of Tenant, its employees, agents, contractors, guests, invitees and the like, there shall be no abatement of rent, unless and to the extent Landlord receives rental income insurance proceeds.  Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above, and if Landlord is required or elects to repair such damage as required in this Article 16, Landlord shall use such insurance proceeds assigned by Tenant for the repair and restoration of the Tenant Improvements and Alterations; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord if this Lease has not been terminated due to such fire or casualty prior to Landlord's repair of such damage.  If, however, the Damage Repair Estimate indicates that repairs cannot be completed within two hundred twenty (220) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (i) diligently make such repairs and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises.  In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, if the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies or would not have been so covered by Landlord’s insurance policies, except for commercially reasonable deductible amounts, if Landlord had maintained the insurance required of Landlord by this Lease.  However, if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within two hundred twenty (220) days after being commenced, Tenant may elect, not later than thirty (30) days after Tenant's receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant's notice.  Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage.  In the event that the Premises or the Project is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term and if such damage shall take longer than sixty (60) days to repair and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's employees, licensees, invitees or agents, then notwithstanding anything in this Article 16 to the contrary, Tenant shall have the option to terminate this Lease by written notice to Landlord of the exercise of such option within sixty (60) days after Tenant learns of the necessity for repairs as the result of such damage.  A total destruction of the Project shall automatically terminate this Lease.  Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein.  Tenant understands that Landlord will not carry insurance of any kind on Tenant's furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same.  Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage.  With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases any rights under law to terminate this Lease.

ARTICLE 17

SUBORDINATION

Landlord represents and warrants that the Project is not currently, as of the date of this Lease,  subject to any ground lease, mortgage or deed of trust.  This Lease is subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which affect the property or the Project, including all renewals, modifications, consolidations, replacements and extensions thereof, subject, however, to Tenant’s right not to be disturbed so long as no Event of

Default has occurred and is continuing; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof.  Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided, however, that as a condition thereto Landlord obtains from the lender or other party in question a written undertaking in favor of Tenant to the effect that such lender or other party will not disturb Tenant's right of possession under this Lease so long as no Event of Default has occurred and is continuing.  Tenant agrees, within twenty (20) days after Landlord's written request therefor, to execute, acknowledge and deliver upon request any and all documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deed of trust, or leasehold estates so long as it contains lender's agreement not to disturb Tenant's right of possession under this Lease so long as no Event of Default has occurred and is continuing (hereinafter, an "SNDA").  Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease, provided that as a condition thereto such purchaser agrees in writing to assume Landlord’s obligations under this Lease with respect to the security deposit and Letter of Credit and proceeds thereof.  Tenant shall, subject to the same condition, within five (5) business days after request execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment.  Tenant agrees to provide copies of any notices of Landlord's default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary a commercially reasonable time after receipt of such notice within which to cure any such default; provided, however, such lender cure period shall not delay Tenant's right under Section 9(a) above to make repairs.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 18

EMINENT DOMAIN

If the whole of the Premises or the Project or Development Common Areas or so much thereof as to render the balance unusable by Tenant or to render Tenant’s use of the Premises materially impaired shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord's or Tenant's option by notice to the other party.  Landlord shall give Tenant prompt notice of any condemnation proceedings affecting the Project or any Development Common Areas that materially affect Tenant's business operations.  No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for moving or relocation expenses, the taking, removal or reinstallation of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant's business.  In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, Tenant’s Proportionate Share shall be appropriately adjusted and Basic Rental for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the

Premises.  Except as expressly herein provided, Tenant hereby waives any and all rights it might otherwise have under law to terminate this Lease in the event of a taking under power of eminent domain.

ARTICLE 19

DEFAULT

Each of the following acts or omissions of Tenant or of any guarantor of Tenant's performance hereunder, or occurrences, shall constitute an "Event of Default":

(a) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within three (3) business days after written notice that the same is due or payable hereunder; said three (3) business day period shall be in lieu of, and not in addition to, any statutory notice requirements;

(b) Except as set forth in items (a) above and (c) through and including (f) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure or such additional period of time after such notice as is reasonably required to effect such cure, not to exceed ninety (90) days from the date of such notice, if the nature of the obligation is such that the cure cannot reasonably be completed in such thirty (30) day period.  Such thirty (30) day notice shall be in lieu of, and not in addition to, any statutory notice requirements;

(c) Abandonment or failure (after the Commencement Date) to accept tender of possession of the Premises or any significant portion thereof;

(d) The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant's property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within sixty (60) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors.  Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor of this Lease;

(e) Tenant's failure to cause to be released any mechanics liens filed against the Premises or the Project arising from work contracted for or materials ordered by Tenant within twenty (20) days after Landlord gives Tenant written notice that the same has been filed or recorded; or

(f) Tenant's failure to observe or perform according to the provisions of Articles 7, 14, 17 or 25 within five (5) business days after notice from Landlord.

All defaults by Tenant of any covenant or condition of this Lease shall be deemed by the parties hereto to be material.

ARTICLE 20

REMEDIES

(a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including but not limited to terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant.  If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, tenant improvement expenses, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.  The term "rent" as used in this Section 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in items (i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maximum amount of such interest permitted by law.  As used in item (iii), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).  Notwithstanding the above, if Landlord relets the Premises for a term (the "Relet Term") that extends past the Expiration Date of this Lease (without consideration of any earlier termination pursuant to this Article 20), the costs of reletting which may be included in Landlord’s damages under this Lease shall be limited to a prorated portion of such costs, based on the percentage that the length of the Term remaining on the date Landlord terminates this Lease bears to the length of the Relet Term.  For example, if there are 2 years left on the Term at the time that Landlord terminates this Lease and, prior to the expiration of the 2 year period, Landlord enters into a lease with a Relet Term of 10 years with a new tenant, then only 20% of the costs of reletting shall be included when determining Landlord's damages.

(b) Nothing in this Article 20 shall be deemed to affect Landlord's right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c) Notwithstanding anything to the contrary set forth herein, Landlord's re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord's initiative to protect Landlord's interest under this Lease shall not terminate Tenant's right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord's rights and remedies hereunder.  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord's right to exercise any other right or remedy.

(e) Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of eighteen percent (18%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.  In addition to such interest:  (i) if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to five percent (5%) of the amount overdue or $100, whichever is greater, shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant's late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord's additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord's actual damage in such event.  Notwithstanding the foregoing, Tenant shall be entitled to notice and the expiration of a five (5) day cure period prior to a imposition of any late charge or interest charge under this Section 20(e) one (1) time per calendar year; after such written notice has been provided to Tenant in a calendar year, Tenant shall not be entitled to any further notice prior to imposition of a late charge or interest under this Section 20(e) in such calendar year.  Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord's rights or remedies under any other provision of this Lease.

(f) Except as otherwise provided in this Lease, in the event of any default, breach or violation of Tenant's rights under this Lease by Landlord, Tenant's exclusive remedies shall be an action for specific performance or action for actual damages.  Without limiting any other waiver by Tenant which may be contained in this Lease and without waiving any rights expressly granted to Tenant under this Lease, Tenant hereby waives the benefit of any law granting it the right to perform Landlord's obligation, or the right to terminate this Lease on account of any Landlord default.  Notwithstanding anything in this Lease to the contrary, (i) except as expressly provided in Article 5 above, neither party shall be liable to the other, its contractors, agents or employees or to any Landlord Parties for any indirect, consequential, special or punitive damages or damages for loss of profits, and (ii) Landlord shall have the duty to use commercially reasonable efforts to mitigate its damages if an Event of Default occurs.

ARTICLE 21

TRANSFER OF LANDLORD'S INTEREST

In the event of any transfer or termination of Landlord's interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord arising or accruing from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 above to return the security deposit, Letter of Credit and proceeds thereof, provided the security deposit, Letter of Credit and any Letter of Credit proceeds are transferred to said transferee and said transferee assumes Landlord’s obligations under this Lease in writing, including Landlord’s obligations with respect to the security deposit, Letter of Credit and proceeds thereof.  Provided said transferee assumes Landlord’s obligations under this Lease in writing, including Landlord’s obligations with respect to the security deposit, Letter of Credit and proceeds thereof, (i) Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and (ii) Tenant shall, within five (5) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

ARTICLE 22

BROKER

In connection with this Lease, Tenant warrants and represents that it has had dealings only with firm(s) set forth in Article 1.G. of the Basic Lease Provisions and that it knows of no other person or entity who is or might be entitled to a commission, finder's fee or other like payment in connection herewith and does hereby indemnify and agree to hold Landlord, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that Landlord may incur should such warranty and representation prove incorrect, inaccurate or false.  Landlord agrees to pay the brokers identified in Article I.G. of the Basic Lease Provisions a commission for this Lease in accordance with a separate agreement between Landlord and such brokers.

ARTICLE 23

PARKING

During the Term, Tenant and Tenant's employees and visitors shall be entitled to use, commencing on the Commencement Date, the number of unreserved parking passes set forth in Article 1.H. of the Basic Lease Provisions, which parking passes shall pertain to the parking facility for the Development as currently shown on Exhibit "F".  Landlord shall not grant a license or any other contractual right to park on the parking facility for the Development during normal business hours on business days to anyone other than tenants or other occupants of the Development and their employees, visitors, guests, vendors and invitees.  Tenant shall not be obligated to pay any parking fee to Landlord during the initial Term, however Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant.  Tenant shall abide by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, and cooperate to see that Tenant's employees and visitors also comply with such rules and regulations.  Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Development parking facility at any time so long as such changes do not materially impair Tenant’s access to the Premises or use of the parking lot on the Development or reduce the number of parking passes which Tenant is entitled to have under this Lease (except to the extent such changes are required by law), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements.  Landlord may, from time to time, relocate any reserved parking spaces (if any) rented by Tenant to another location in the Project parking facility.  Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord.  The parking passes provided to Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant's own personnel and visitors and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval, except that Tenant may transfer a prorata number of such parking passes (based on relative square footage) in connection with an assignment or sublease made by Tenant pursuant to Article 15 above.

ARTICLE 24

WAIVER

No waiver by a party of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision.  No provision of this Lease may be waived by Landlord or Tenant, except by an instrument in writing executed by such waiving party.  Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved.  No act or thing done by Landlord or Landlord's agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.  The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.  Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto.  Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord's right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord's rights.

ARTICLE 25

ESTOPPEL CERTIFICATE

Tenant shall, at any time and from time to time, upon not less than twenty (20) days' prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant's security deposit, if any; and (iv) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, and to Tenant's knowledge, no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed.  It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property.  Tenant's failure to deliver such statement within such time shall constitute an admission by Tenant that all statements contained therein are true and correct.

ARTICLE 26

LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the sum of the rents, issues and profits from the Development plus the lesser of (i) the interest of Landlord in and to the Development, and (ii) the interest Landlord would have in the Development if the Development were encumbered by third party debt in an amount equal to eighty percent (80%) of the then current value of the Development.  No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, Landlord's obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant's use or occupancy of the Premises.

ARTICLE 27

INABILITY TO PERFORM

This Lease and the obligations of both parties hereunder shall not be affected or impaired because a party obligated to perform is unable to fulfill any of its obligations hereunder or is delayed in doing so, to the extent such inability or delay is caused by reason of any prevention, delay or stoppage due to strikes, lockouts, acts of God, or any other cause previously, or at such time, beyond the reasonable control or anticipation of such party (collectively, a "Force Majeure") and the time for performance of such obligations under this Lease shall be extended to the extent of the delay caused by any such Force Majeure; provided, however, that this Article 27 is not intended to, and shall not, extend the time period for the payment of any monetary amounts due (including, without limitation, rent payments from Tenant) from either party to the other under this Lease nor relieve either party from their monetary obligations to the other under this Lease.

ARTICLE 28

HAZARDOUS WASTE

(a) Except as provided in Section 28(b) below, Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(d) below) to be brought, kept or used in or about the Project by Tenant, its agents, employee, contractors, or invitees.  Tenant indemnifies Landlord and the Landlord Parties from and against any breach by Tenant of the obligations stated in the preceding sentence and/or Tenant's use, storage, treatment or disposal of any Hazardous Materials (pursuant to Section 28(b) below or otherwise), and Tenant agrees to defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys' fees and costs, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach.  This indemnification of Landlord and the Landlord Parties by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material caused or permitted to be brought onto the Project by Tenant which is present in the soil or ground water on or under the Project.  Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project, then subject to the provisions of Articles 9, 10 and 11 hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided however, Landlord shall also have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to such Hazardous Materials in or about the Project due to Tenant's breach of its obligations pursuant to this Section 28(a), and to charge Tenant, as Additional Rent, for the costs thereof.  Tenant's obligations under this Section 28(a) shall survive the expiration or earlier termination of this Lease.

(b) Landlord acknowledges that it is not the intent of this Article 28 to prohibit Tenant from operating its business for the Permitted Use as described in Section 1(F) above.  Tenant may operate its business and use Hazardous Material on the Premises according to the custom of the industry so long as the use or presence of any Hazardous Material is strictly and properly monitored and accomplished according to all applicable Environmental Laws.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of any Hazardous Material on the Premises ("Hazardous Materials List").  Tenant shall deliver to Landlord an updated Hazardous Materials List at least once each calendar year and shall also deliver an updated list before any new Hazardous Material is brought onto the Premises and on or before the date Tenant obtains any additional permits or approvals for Hazardous Materials.  An Event of Default shall be deemed to have occurred (notwithstanding anything to the contrary contained herein) in the event that (i) any use of the Premises by Tenant involves the generation, storage, use, treatment or disposal of Hazardous Material in a manner or for a purpose prohibited by any governmental agency or authority if Tenant fails to cease such prohibited use of Hazardous Material in the Premises within three (3) business days after notice to Tenant from Landlord to cease such use; (ii) Tenant has been required by any lender or governmental authority to take remedial action in connection with Hazardous Material contaminating the Premises if the contamination resulted from Tenant's actions or use of the Premises (unless Tenant is diligently seeking compliance with such remedial action); or (iii) Tenant is subject to an enforcement order issued by any governmental authority in connection with Tenant's use, disposal or storage of a Hazardous Material on the Premises (unless Tenant is diligently seeking compliance with such enforcement order).  At any time prior to the expiration of the Lease Term and upon Landlord's reasonable belief that certain Hazardous Materials tests are advisable,

Landlord shall have the right following notice (except in the event of an emergency), to enter upon the Premises at all reasonable times in order to conduct appropriate tests and to deliver to Tenant the results of such tests to attempt to demonstrate that contamination has occurred as a result of Tenant's use of the Premises.  Without limiting the foregoing sentence, Landlord shall have the right to have an environmental audit of the Premises to be conducted within ninety (90) days prior to the scheduled expiration date of this Lease, or at termination of this Lease, if the Lease is terminated on a date other than the scheduled termination date.  Tenant shall promptly perform any remedial action recommended by such environmental audit to remediate any Hazardous Material used, disposed of or stored on the Premises by Tenant in excess of action levels or governmental standards if the audit reveals that the Hazardous Materials resulted from the activities of Tenant.  The costs of such audits shall be borne by Landlord unless the audit discloses the existence of Hazardous Materials in excess of action levels or governmental standards, that resulted from the activities of Tenant, in which case the costs of the audit shall be borne by Tenant.

(c) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee's anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material (except as permitted as provided in Section 28(b) above); (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee's actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.  Landlord shall cause all Hazardous Material that is required to be removed or remediated by applicable Environmental Laws and that was caused or permitted to be brought onto the Development by Landlord or its agents or any Landlord Parties, or that existed on the Development as of the Commencement Date, or that is brought onto the Development after the Commencement Date by anyone other than Tenant or its employees, agents or contractors, to be promptly be removed and remediated from the Development at Landlord's sole cost and without including such costs in Operating Costs (except for the inclusion in Operating Costs as provided in the qualification to the exclusion in subsection 3(c)(ii)(22)(ii) above).

(d) As used herein, the term "Hazardous Material" means any hazardous or toxic substance, mate`rial, or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government.  The term "Hazardous Material" includes, without limitation, any material or substance which is (i) designated as a "Hazardous Substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ii) defined as a "Hazardous Waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (iii) defined as a "Hazardous Substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).

(e) As used herein, the term "Environmental Laws" means any applicable Laws relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(d) above.

ARTICLE 29

SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a)           The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b)           Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear, fire and other casualty damage resulting in termination of this Lease and repairs which are Landlord's obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, telephone and data cabling and other articles of personal property in the Premises except to the extent (i) Landlord elects by notice to Tenant to exercise its option to have any subleases or subtenancies assigned to it, and/or (ii) Landlord elects by notice to Tenant not to require Tenant to remove any data cabling servicing the Premises.  Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises, provided that Landlord shall have the right to either (I) cause Tenant to perform said repair work, or (II) perform said repair work itself, at Tenant's expense (with any such costs incurred by Landlord to be reimbursed by Tenant to Landlord within three (3) business days following written demand therefor from Landlord).

(c)           Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant's default), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows:  first, to the cost and expense of such sale, including reasonable attorneys' fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

(d)           Tenant shall not be required to remove any improvements existing in the Premises prior to the installation of the Improvements pursuant to the Tenant Work Letter.  All fixtures, Tenant Improvements, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in Section 9(e) of this Lease above.  Such fixtures, Tenant Improvements, Alterations and/or appurtenances shall include but not be limited to:  all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, security systems electrical systems, lighting systems, communication systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio and television purposes, and any special flooring or ceiling installations.

ARTICLE 30

MISCELLANEOUS

(a) SEVERABILITY; ENTIRE AGREEMENT.  ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.  THIS LEASE AND THE EXHIBITS ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT'S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE.  NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST.  THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.

(b) Attorneys' Fees; Waiver of Jury Trial.

(i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys' fees and costs in such suit and such attorneys' fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Tenant shall also reimburse Landlord for all costs incurred by Landlord in connection with enforcing its rights under this Lease against Tenant following a bankruptcy by Tenant, including, without limitation, legal fees, experts' fees and expenses, court costs and consulting fees.

(ii) Should Landlord, without fault on Landlord's part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorneys' fees and costs incurred by Landlord in connection with such litigation.

(iii) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(c) Time of Essence.  Each of Tenant's covenants herein is a condition and time is of the essence with respect to the performance of every provision of this Lease.

(d) Headings; Joint and Several.  The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof.  The terms "Landlord" and "Tenant" as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

(e) Reserved Area.  Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area (if any) between the finished ceiling of the Premises and the slab of the floor of the Project thereabove have not been demised hereby (are not part of the Premises) and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wiring and cabling leading through, under or above the Premises or throughout the Project in locations which will not materially interfere with Tenant's use of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord.  Landlord agrees that during the Term Tenant shall have the nonexclusive right to use the area (if any) between the finished ceiling of the Premises and the slab of the floor of the Project thereabove to install, maintain, use, repair and replace any pipes, ducts, conduits, wiring and cabling Tenant may wish to install to serve the Premises, provided Tenant shall (i) comply with Landlord's reasonable requirements regarding such use (e.g., labeling any wiring and cabling therein); and (ii) not materially interfere with Landlord’s use of such area.

(f) NO OPTION.  THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

(g) Use of Project Name; Improvements.  Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant's address) without the prior written consent of Landlord.  In the event that Landlord undertakes any additional improvements on the Real Property including but not limited to new construction or renovation or additions to the existing improvements, Landlord shall give Tenant reasonable notice prior to any such activity if such activity may materially affect Tenant's business operations in the Premises and Landlord shall use commercially reasonable efforts to conduct such activity in a reasonable matter so as to minimize interference with Tenant's use of the Premises; however, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant's business caused thereby.

(h) Rules and Regulations.  Tenant shall observe faithfully and comply strictly with the rules and regulations ("Rules and Regulations") attached to this Lease as Exhibit "B" and made a part hereof, and such other Rules and Regulations as Landlord may from time to time reasonably adopt (and which are otherwise consistent with Tenant's rights under this Lease) for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein.  Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project.  Landlord shall not enforce the Rules and Regulations in a discriminatory manner.

(i) Quiet Possession.  Upon Tenant's paying the Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

(j) Rent.  All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

(k) Successors and Assigns.  Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(l) Notices.  Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery, addressed to Tenant at 3625 – 132nd Avenue S.E., Suite 400, Bellevue, Washington 98006 prior to the Commencement Date, addressed to Tenant at the Premises from and after the Commencement Date, or to Landlord at the management office for the Project, which currently is located at 10675 Willows Road NE, Suite 150, Redmond, WA 98052, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attn:  Legal Department.  Either party may by notice to the other specify a different address for notice purposes except that, upon Tenant's taking possession of the Premises, the Premises shall constitute Tenant's address for notice purposes.  A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant.  Any notices sent by Landlord regarding or relating to eviction procedures, including without limitation three day notices, may be sent by regular mail.

(m) Intentionally Omitted.

(n) Right of Landlord to Perform.  All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of rent.  If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant's part to be made or performed as is in this Lease provided.  All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate of specified in Section 20(e) above from the date of such payment by Landlord, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

(o) Access, Changes in Project, Facilities, Name.

(i) Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises, (including exterior building walls, the rooftop, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises or within the Project used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.

(ii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable, so long as no such changes materially impair or interfere with Tenant’s ability to operate in or have access to the Premises or use the parking area (except to the extent such changes are required by law).  Landlord shall give Tenant reasonable prior notice prior to any such activity which may materially affect Tenant's operations and shall conduct such activity in a reasonable manner so as to minimize interference with Tenant’s use of the Premises.

(iii) Landlord may adopt any name for the Project and Landlord reserves the right, from time to time, to change the name and/or address of the Project; however, Landlord shall give Tenant reasonable notice prior to changing the address of the Project and, if such address change is initiated by Landlord (and not any governmental authority), Landlord  shall reimburse Tenant for the cost of stationery replacement necessitated by such change of address (not to exceed $10,000.00).

(p) Signing Authority.  If Tenant is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with: (i) if Tenant is a corporation, a duly adopted resolution of the Board of Directors of said corporation or in accordance with the By-laws of said corporation, (ii) if Tenant is a partnership, the terms of the partnership agreement, and (iii) if Tenant is a limited liability company, the terms of its operating agreement.  Concurrently with Tenant's execution of this Lease, Tenant shall provide to Landlord a copy of:  (A) if Tenant is a corporation, such resolution of the Board of Directors authorizing the execution of this Lease on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the Board of Directors of said corporation and shall be a form reasonably acceptable to Landlord, (B) if Tenant is a partnership, a copy of the provisions of the partnership agreement granting the requisite authority to each individual executing this Lease on behalf of said partnership, and (C) if Tenant is a limited liability company, a copy of the provisions of its operating agreement granting the requisite authority to each individual executing this Lease on behalf of said limited liability company.

(q) Identification of Tenant.

(i) If Tenant constitutes more than one person or entity, (A) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, (B) the term "Tenant" as used in this Lease shall mean and include each of them jointly and severally, and (C) the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

(ii) If Tenant is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if Tenant's interest in this Lease shall be assigned to a partnership (or to two or more persons, individually and as co-partners of a partnership) pursuant to Article 15 hereof (any such partnership and such persons hereinafter referred to in this Section 30(q)(ii) as "Partnership Tenant"), the following provisions of this Lease shall apply to such Partnership Tenant:

(A) The liability of each of the parties comprising Partnership Tenant shall be joint and several.

(B) Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to the Landlord, and by notices, demands, requests or other communication which may hereafter be given, by the individual or individuals authorized to execute this Lease on behalf of Partnership Tenant under Subparagraph (p) above.

(C) Any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.

(D) If Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed.

(E) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant's part to be observed and performed (but neither Landlord's failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause (D) of this Section 30(q)(ii) or relieve any such new partner of its obligations thereunder).

(r) Intentionally Omitted.

(s) Survival of Obligations.  Any obligations of Tenant or Landlord occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(t) Intentionally Omitted.

(u) Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the State of Washington.  No conflicts of law rules of any state or country (including, without limitation, Washington conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than Washington.  All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of Washington, with venue in the County of King.  Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of Washington in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by Washington law and consent to the enforcement of any judgment so obtained in the courts of the State of Washington on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts.  Each of the parties hereto further acknowledges that the laws and courts of Washington were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(v) Office of Foreign Assets Control.  Tenant certifies to Landlord that Tenant is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control.  Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all Claims arising from or related to any breach of the foregoing certification.

(w) Financial Statements.  Within ten (10) business days after Tenant's receipt of Landlord's written request, Tenant shall provide Landlord with current financial statements of Tenant and financial statements for the two (2) calendar or fiscal years (if Tenant's fiscal year is other than a calendar year) prior to the current financial statement year.  Any such statements shall be prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant.

(x) Exhibits.  The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

(y) Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not, except as otherwise expressly provided in this Lease, be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to set off of any of the rent or other amounts owing hereunder against Landlord.

(z) Counterparts.  This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

ARTICLE 31

OPTION TO EXTEND

(a) Option Right.  Landlord hereby grants the Tenant named in this Lease (the "Original Tenant") one (1) option ("Option") to extend the Lease Term for the entire Premises for a period of five (5) years ("Option Term"), which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below.  The rights contained in this Article 31 shall be personal to the Original Tenant and any "Affiliated Assignee," as that term is defined below, and may only be exercised by the Original Tenant or an Affiliated Assignee (and not any other transferee) if the Original Tenant or such Affiliated Assignee occupies the entire Premises as of the date of Tenant's Acceptance (as defined in Section 31(c) below).  The term "Affiliate" shall mean any entity that controls, is controlled by or is under common control with Tenant (with the term "control" meaning the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity).  The term "Affiliated Assignee" shall mean any assignee of Tenant's entire interest in this Lease, where such assignee is an Affiliate.

(b) Option Rent.  The rent payable by Tenant during the Option Term ("Option Rent") shall be equal to the "Market Rent" (defined below).  "Market Rent" shall mean the applicable Monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term, which comparable space is located in buildings comparable to the Project in Bothell, Washington, taking into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.

(c) Exercise of Options.  The Option shall be exercised by Tenant only in the following manner:  (i) an Event of Default shall not have occurred and be continuing, and an Event of Default shall not have occurred under this Lease more than once in the preceding two (2) years, on the delivery date of the Interest Notice and Tenant's Acceptance; (ii) Tenant shall deliver written notice ("Interest Notice") to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Lease Term, stating that Tenant is interested in exercising the Option, (iii) within fifteen (15) business days of Landlord's receipt of Tenant's written notice, Landlord shall deliver notice ("Option Rent Notice") to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within five (5) business days after receipt of the Option Rent Notice ("Tenant's Acceptance") and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice.  Tenant's failure to deliver the Interest Notice or Tenant's Acceptance on or before the dates specified above shall be deemed to constitute Tenant's election not to exercise the Option.  If Tenant timely and properly exercises its Option, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant's Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31(d) below.

(d) Determination of Market Rent.  If Tenant timely and appropriately objects to the Market Rent in Tenant's Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's Acceptance ("Outside Agreement Date"), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last five (5) years.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above (i.e., the arbitrators may only select Landlord's or Tenant's determination of Market Rent and shall not be entitled to make a compromise determination).

(ii) The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

(iii) The three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Market Rent, and shall notify Landlord and Tenant thereof.

(iv) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

(vi) If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).

(vii) The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 32

RIGHT OF FIRST OFFER

Landlord hereby grants to Tenant a right of first offer with respect to all space (other than the Premises) on the first (1st) floor of the Project ("First Offer Space").  Notwithstanding the foregoing, (i) such first offer right of Tenant shall commence only following the expiration or earlier termination of (A) any existing lease pertaining to the First Offer Space, and (B) as to any First Offer Space which is vacant as of the date of this Lease, the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Lease

(collectively, the "Superior Leases"), including any renewal or extension of such existing or future lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease (the rights described above to be known collectively as "Superior Rights"), and (ii) such right of first offer shall not be triggered by the lease of space in the Project by Landlord to an existing tenant in the Project in connection with the relocation of such existing tenant's premises in the Project.  Tenant's right of first offer shall be on the terms and conditions set forth in this Article 32.

(a) Procedure for Offer.  Landlord shall notify Tenant (the "First Offer Notice") from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space.  The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord's proposed material economic terms and conditions applicable to Tenant's lease of such space (collectively, the "Economic Terms"), including the proposed term of lease and the proposed rent payable for the First Offer Space.  Notwithstanding the foregoing, Landlord's obligation to deliver the First Offer Notice shall not apply during the last nine (9) months of the initial Lease Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Section 31(c) above nor shall Landlord be obligated to deliver the First Offer Notice during the last eight (8) months of the initial Lease Term unless Tenant has timely delivered Tenant's Acceptance to Landlord pursuant to Section 31(c) above.

(b) Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within five (5) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice to Landlord of Tenant's exercise of its right of first offer with respect to the entire space described in the First Offer Notice, and the Economic Terms shall be as set forth in the First Offer Notice.  If Tenant does not unconditionally exercise its right of first offer within the five (5) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant's right of first offer shall terminate as to the First Offer Space described in the First Offer Notice.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(c) Lease of First Offer Space.  If Tenant timely and properly exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the Economic Terms provided in this Article 32.  Unless otherwise specified in Landlord's Economic Terms, Tenant shall commence payment of rent for the First Offer Space and the Lease Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant.

(d) No Defaults.  The rights contained in this Article 32 shall be personal to the Original Tenant and any Affiliated Assignee, and may only be exercised by the Original Tenant or an Affiliated Assignee (and not any other transferee) if the Original Tenant or such Affiliated Assignee occupies the entire Premises as of the date of the First Offer Notice.  Tenant shall not have the right to lease First Offer Space as provided in this Article 32 if, as of the date of the First Offer Notice, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, an Event of Default has occurred and is continuing or an Event of Default has occurred under this Lease more than once.

(e) Remedy.  The sole remedy of Tenant for a breach by Landlord of its obligations under this Article 32 shall be an action against Landlord for a temporary restraining order, preliminary injunction, injunction, specific performance and/or other equitable remedy, and Tenant shall have no right to bring an action for damages for such breach.

ARTICLE 33

SIGNAGE

Landlord shall provide, at Landlord's sole cost and expense, Project-standard directory and suite entry signage for the Premises.  In addition, subject to this Article 33, Tenant shall be entitled to install, at its sole cost and expense, non-exclusive signage on the exterior of the Project ("Signage").  The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the "Signage Specifications") shall be subject to the prior written approval of Landlord, which approval may be withheld in Landlord's sole discretion.  In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant's receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Project.  Tenant hereby acknowledges that, notwithstanding Landlord's approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits.  In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant's and Landlord's rights and obligations under the remaining provisions of this Lease shall not be affected.  The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant.  Notwithstanding anything to the contrary contained herein, in the event that at any time during the Term of this Lease (or any Option Term, if applicable), Tenant fails to occupy at the entire Premises, Tenant's right to the Signage shall thereupon terminate and Tenant shall remove such Signage as provided in this Section 33 below.  The rights to the Signage shall be personal to the Original Tenant and may not be transferred, except that the Signage may be transferred to an Affiliated Assignee provided that Landlord reasonably determines that the name of the Affiliated Assignee is not an "Objectionable Name," as that term is defined below.  The term "Objectionable Name" shall mean any name that (i) relates to an entity that is of a character or reputation, or is associated with a political orientation or faction that is materially inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a building comparable to the Project, taking into consideration the level and visibility of Tenant's Signage, or (ii) conflicts with any covenants in other leases of space in the Development.  Should the Signage require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense.  Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work.  Upon the expiration or earlier termination of this Lease (or the termination of Tenant's Signage right as described above), Tenant shall, at Tenant's sole cost and expense, cause the Signage to be removed from the exterior of the Project and shall cause the exterior of the Project to be restored to the condition existing prior to the placement of such Signage.  If Tenant fails to remove such Signage and to restore the exterior of the Project as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of invoice therefor.  The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

"LANDLORD"
ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

By:          ARDEN REALTY, INC.,
a Maryland corporation
Its:  Sole General Partner
/s/ Robert C. Peddicord
By: Robert C. Peddicord
Its:  Chief Operating Officer

"TENANT"	SCOLR PHARMA, INC., a Delaware corporation By: /s/ Daniel O. Wilds Print Name: Daniel O. Wilds Title: President & CEO By: Print Name: Title:

STATE OF Washington COUNTY OF King	) ) ss. )

On June 20, 2008, before me, Sarah M. Schaeffer, a notary public, personally appeared Daniel O. Wilds, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature: /s/ Sarah M. Schaeffer                                                                          [Seal]
Print Name: Sarah M. Schaeffer

STATE OF _________________ COUNTY OF ________________	) ) ss. )

On ______________________, before me, ______________________, a notary public, personally appeared ________________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature                                                                           (Seal)

Print Name:

STATE OF _________________ COUNTY OF ________________	) ) ss. )

On ______________________, before me, ______________________, a notary public, personally appeared ________________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature                                                                           (Seal)

Print Name:

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

State of California
County of Los Angeles	}
On June 20, 2008, before me, Julieta Soracco, Notary Public, personally appeared Robert C. Peddicord,
[Seal]
who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity; and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing parapgraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Julieta Soracco
                 Signature of Notary Public

EXHIBIT A

PREMISES

OFFICE
9,360 RSF
LAB
8,939 RSF
WAREHOUSE
2,169 RSF

ARDEN REALTY, INC

Building 1 - Scolr Test Fit

1st Floor

May 23, 2008 (In progress)

19204 Northcreek Parkway

NorthCreek Corporate Center

Bothell, WA

This Exhibit "A" is provided for informational purposes only and is intended to be only an approximation of the layout of the Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Premises.

Exhibit A; 1

EXHIBIT A-1

LEGAL DESCRIPTION OF PROPERTY

Lots 32 and 33 of Quadrant Business Park – Bothell, as per plat recorded in Volume 131 of Plats, Pages 87 through 91, records of King County;

Situated in the City of Bothell, County of King, State of Washington

Exhibit A-1; 1

EXHIBIT B

RULES AND REGULATIONS

1. No sign, advertisement or notice shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Project or so as to be visible from outside the Premises or Project without Landlord's prior written consent.  Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal.  All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.

2. Tenant shall not obtain for use on the Premises ice, waxing, cleaning, interior glass polishing, rubbish removal, towel or other similar services, or accept barbering or bootblackening, or coffee cart services, milk, soft drinks or other like services on the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord.  No vending machines shall be installed, maintained or operated upon the Premises without Landlord's prior written consent.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant's Premises; provided, however, that the loading dock and receiving area serving the Premises may be temporarily obstructed as customary and reasonable in connection with loading and unloading of materials.  Under no circumstances is trash to be stored in the corridors.  Notice must be given to Landlord for any large deliveries that come through the building lobby of the Project; no such notice shall be required with respect to deliveries through the loading dock and receiving area of the Project.  Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the building lobby of the Project only at times and in the manner designated by Landlord, and always at Tenant's sole responsibility and risk.  Landlord may impose reasonable charges for use of freight elevators after or before normal business hours.  All damage done to the Project by moving or maintaining furniture, freight or articles shall be repaired by Landlord at Tenant's expense.  Tenant shall not take or permit to be taken in or out of building lobby entrances or passenger elevators of the Project, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators.  Tenant shall move all supplies, furniture and equipment brought into the building lobby as soon as received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas designated for disposal.

4. Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

5. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, ceilings or floor or in any way deface the Premises.  Tenant shall not place typed, handwritten or computer generated signs in the corridors or any other common areas.  Should there be a need for signage additional to the Project standard tenant placard, a written request shall be made to Landlord to obtain approval prior to any installation.  All costs for said signage shall be Tenant's responsibility.

6. In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project.  Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord's consent thereto.  Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment,

Exhibit B; 1

shall be promptly removed by Tenant, at Tenant's cost, upon Landlord's written notice of such determination and demand for removal thereof.

7. Except as provided in Article 28 of the Lease, Tenant shall not use or keep in the Premises or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

8. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

9. Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering established by Landlord.

10. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun's rays fall directly on windows of the Premises.  Tenant shall not obstruct, alter, or in any way impair the efficient operation of Landlord's heating, ventilating and air-conditioning system.  Tenant shall not tamper with or change the setting of any thermostats or control valves.

11. Tenant shall not, without Landlord's prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau.  The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose.  No auction shall be conducted on the Premises.

12. Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or disturb or interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.

13. No bicycles or vehicles (except in the warehouse area portion) or animals of any kind (except for service animals) shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises, except that lab-related heating/cooking in the lab area portion as may be reasonable and appropriate for Pharmaceutical Development Uses or other permitted lab-related uses and cooking for human consumption in the kitchen area portion in the Premises and contained barbequing in the warehouse area portion for Tenant and its employees and visitors shall be permitted and the preparation of coffee, tea, hot chocolate and similar items outside the kitchen for tenants, their employees and visitors shall also be permitted.  No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises.  The foregoing notwithstanding, Tenant shall have the right to use a microwave and to heat microwavable items typically heated in an office.  Hot plates, toasters, toaster ovens or similar open element cooking apparatus shall be permitted in the Premises so long as used in compliance with applicable Laws and so long as such apparatuses are UL approved, and subject to Article 28 of the Lease, freezers, cold rooms, heating plates, flammable cabinets, flammable liquids, water baths, and other heat generating or flame-based apparatuses reasonable and appropriate for Pharmaceutical Development Uses or other permitted lab-related uses are permitted in the lab portion of the Premises so long as such apparatuses are used in compliance with applicable Laws.

14. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills.

15. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof, gives written approval, and is furnished a key therefor.  Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay

Exhibit B; 2

Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.  If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant.  Tenant shall not key or re-key any locks.  All locks shall be keyed by Landlord's locksmith only.

16. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord's opinion, tends to impair the reputation of the Project and upon written notice from Landlord any tenant shall refrain from and discontinue such advertising.

17. Landlord reserves the right to control access to the Project by all persons after reasonable hours of generally recognized business days and at all hours on Sundays and legal holidays and may at all times control access to the equipment areas of the Project outside the Premises; however, Tenant shall have access to the Premises at all times in accordance with, and subject to, Article 7 of the Lease.  Each tenant shall be responsible for all persons for whom it requests after hours access and shall be liable to Landlord for all acts of such persons.  Landlord shall have the right from time to time to establish reasonable rules and charges pertaining to freight elevator usage, including the allocation and reservation of such usage for tenants' initial move-in to their premises, and final departure therefrom.  Landlord may also establish from time to time reasonable rules and charges for accessing the equipment areas of the Project, including the risers, rooftops and telephone closets.

18. Any person employed by any tenant to do janitorial work shall, while in the Project and outside of the Premises, be subject to and under the control and direction of the Office of the Project or its designated representative such as security personnel (but not as an agent or servant of Landlord, and the Tenant shall be responsible for all acts of such persons).

19. All doors opening on to public corridors shall be kept closed, except when being used for ingress and egress.  Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of "fire wardens" developed by Landlord for the Project, or required by law.  Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.

20. The requirements of tenants will be attended to only upon application to the Office of the Project.

21. Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.

22. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

23. No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord.

24. There shall not be used in any space, or in the public halls of the Project, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.

25. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.  Tenant shall not permit the consumption in the Premises of more than 2½ watts per net usable square foot in the Premises in respect of office lighting nor shall Tenant permit the consumption in the Premises of more than 1½ watts per net usable square foot of space in the Premises in respect of the power outlets therein, at any one time.  In the event that such limits are exceeded, Landlord shall have the right to require Tenant to remove lighting fixtures and equipment and/or to charge Tenant for the cost of the additional electricity consumed.

26. Parking.

(a) Automobiles must be parked entirely within the stall lines on the floor.

(b) All directional signs and arrows must be observed.

Exhibit B; 3

(c) The speed limit shall be 5 miles per hour.

(d) Parking is prohibited in areas not striped for parking.

(e) Parking cards or any other device or form of identification supplied by Landlord (or its operator) shall remain the property of Landlord (or its operator).  Such parking identification device must be displayed as requested and may not be mutilated in any manner.  The serial number of the parking identification device may not be obliterated.  Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void.  There will be a replacement charge to the Tenant or person designated by Tenant of $25.00 for loss of any parking card.  There shall be a security deposit of $25.00 due at issuance for each card key issued to Tenant.

(f) Landlord (and its operator) may refuse to permit any person who violates the within rules to park in the Project parking facility, and any violation of the rules shall subject the automobile to removal from the Project parking facility at the parker's expense.  In either of said events, Landlord (or its operator) shall refund a pro rata portion of the current monthly parking rate and the sticker or any other form of identification supplied by Landlord (or its operator) will be returned to Landlord (or its operator).

(g) Project parking facility managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

(h) All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.

(i) Loss or theft of parking identification devices from automobiles must be reported to the Project parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.

(j) The parking facilities are for the sole purpose of parking one automobile per space.  Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.

(k) Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.

(l) Tenant agrees to acquaint all employees with these Rules and Regulations.

(m) No vehicle shall be stored in the Project parking facility for a period of more than one (1) week.

27. The Project is a non-smoking Project.  Smoking or carrying lighted cigars or cigarettes in the Premises or the Project, including the elevators in the Project (if any), is prohibited.

28. Tenant shall not, without Landlord's prior written consent (which consent may be granted or withheld in Landlord's absolute discretion), allow any employee or agent to carry any type of gun or other firearm in or about any of the Premises or Project.

Exhibit B; 4

EXHIBIT C

NOTICE OF LEASE TERM DATES
AND TENANT'S PROPORTIONATE SHARE

TO:           DATE:

RE:	Lease dated ________________, 200_, between	("Landlord"), and	("Tenant"), concerning Suite ________, located at __________________________________________.

Ladies and Gentlemen:

In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

1. That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction of which Tenant is aware, except as follows:  _____________________________..

2. That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of ____________ for a term of ________________________ ending on ________________________.

3. That in accordance with the Lease, Basic Rental commenced to accrue on ________________________, subject to Tenant's right to abated rent as provided in the Lease.

4. If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment.  Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

5. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease, subject to Tenant's right to abated rent as provided in the Lease.  Your rent checks should be made payable to ________________________ at ________________________________________________.

6. The exact number of rentable square feet within the Premises is 20,468 rentable square feet, allocated as follows:  9,360 rentable square feet in the Office Portion of the Premises, 8,939 rentable square feet in Lab Portion of the Premises and 2,169 rentable square feet in the Warehouse Portion of the Premises.

7. Tenant's Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is 41.67%.

AGREED AND ACCEPTED:

TENANT:
                                                                       ,
a                                                                     .
By:
Its:

Exhibit C; 1

EXHIBIT D

TENANT WORK LETTER

[SCOLR Pharma, Inc.]

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Premises.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Premises, in sequence, as such issues will arise.

SECTION 1

LANDLORD'S INITIAL CONSTRUCTION IN THE PREMISES

Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises, and (ii) of the floor of the Project on which the Premises is located  (collectively, the "Base, Shell and Core").  Subject to Landlord's obligations as provided in this Lease, Tenant has inspected and hereby approves the condition of the Premises and the Base, Shell and Core, and agrees that, subject to construction of the Improvements,  the Premises and Base, Shell and Core shall be delivered to Tenant in its current "as-is" condition.  The improvements to be initially installed in the Premises shall be designed and constructed pursuant to this Tenant Work Letter.  Any costs of initial design and construction of any improvements to the Premises shall be an "Improvement Allowance Item", as that term is defined in Section 2.2 of this Tenant Work Letter.

SECTION 2

IMPROVEMENTS

2.1. Improvement Allowance.  Tenant shall be entitled to a one-time space planning allowance ("Space Planning Allowance") in the amount of $3,070.20 (based on $.15 per rentable square foot of the Premises) for the costs related to Tenant's space planning for the Premises.  In addition, Tenant shall be entitled to a one-time improvement allowance (the "Improvement Allowance") in the amount of $450,296.00 (based on $22.00 per rentable square foot of the Premises) for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Premises (the "Improvements").  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Space Planning Allowance and Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not used by Tenant by the earlier of (i) the date Tenant gives Landlord written notice that it will not seek to obtain any credit for any unused portion of the Improvement Allowance or (ii) March 31, 2009.

2.2. Disbursement of the Improvement Allowance.  The Space Planning Allowance shall be paid by Landlord within thirty (30) days after invoicing by Tenant's Architect.  Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process) for costs related to the construction of the Improvements and for the following items and costs (collectively, the "Improvement Allowance Items"): (i) payment of the commercially reasonable fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the commercially reasonable fees incurred by, and the commercially reasonable cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter (including fees for a preliminary analysis and fit plan); (ii) the cost of permits; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the "Code"); (v) Washington State Sales Tax; and (vi) the "Landlord Coordination Fee", as that term is defined in Section 4.3.2 of this Tenant Work Letter.  However, in no event shall more than Three

Exhibit D; 1

and 50/100 Dollars ($3.50) per rentable square foot of the Improvement Allowance be used for the aggregate cost of items described in (i) and (ii) above; any additional amount incurred as a result of (i) and (ii) above shall be paid for by Tenant as part of the Over-Allowance Amount.

2.3. Standard Improvement Package.  Landlord has established specifications (the "Specifications") for the Project standard components to be used in the construction of the Improvements in the Premises (collectively, the "Standard Improvement Package"), which Specifications are available upon request.  The quality of Improvements shall be equal to or, at Tenant's election in its sole discretion, of greater quality than, the quality of the Specifications, provided that Landlord may, at Landlord's option, require the Improvements to comply with certain Specifications.

SECTION 3

CONSTRUCTION DRAWINGS

3.1. Selection of Architect/Construction Drawings.  Tenant shall retain an architect/space planner acceptable to Landlord and Tenant (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1.  Tenant shall also retain the engineering consultants designated by Landlord subject to Tenant's reasonable approval (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Improvements.  The plans and drawings to be prepared by Architect and the Engineers hereunder for the Improvements shall be known collectively as the "Construction Drawings."  All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

With respect to any approval required of Landlord under this Tenant Work Letter, (i) Landlord's approval shall not be unreasonably withheld, conditioned or delayed, (ii) Landlord shall review and respond to such request promptly, and (iii) such approval shall be deemed given unless within five (5) business days after written request for approval is made, Landlord gives Tenant written notice of the specific reasons for disapproval and suggestions for alternatives that would be acceptable to Landlord.  Landlord and Tenant shall cooperate in good faith in connection with their obligations under this Tenant Work Letter.  Landlord shall use reasonable efforts to cause Substantial Completion of the Improvements to occur by the anticipated date specified in Section 1(A) of this Lease or as soon thereafter as reasonably possible.

3.2. Final Space Plan.  On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval.

3.3. Final Working Drawings.  On or before the date set forth in Schedule 1, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval.

3.4. Permits.  The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the

Exhibit D; 2

Improvements.  Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the "Permits").  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

3.5. Time Deadlines.  Tenant shall use its best efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by jointly by Landlord and Tenant, to discuss Tenant's progress in connection with the same.  The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4 below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the "Time Deadlines"), attached hereto.  Tenant and Landlord each agree to comply with the Time Deadlines.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1. Contractor.  The contractor which shall construct the Improvements shall be a contractor selected pursuant to the following procedure.  Promptly after Landlord's approval of the Final Working Drawings, Landlord shall submit them to three (3) general contractors selected by Landlord.  Each such contractor shall be invited to submit a sealed, fixed price contract bid (on such bid form as Landlord shall designate) to construct the Improvements.  Each contractor shall be notified in the bid package of the time schedule for construction of the Improvements.  The subcontractors utilized by the Contractor shall be subject to Landlord's reasonable approval and the bidding instructions shall provide that as to work affecting the structure of the Project and/or the systems and equipment of the Project, Landlord shall be entitled to designate the subcontractors.  The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined.  Landlord shall provide Tenant with copies of the bids and Landlord's reconciliation.  Landlord shall select the contractor who shall be the lowest bidder and who states that it will be able to meet Landlord's construction schedule, unless Tenant notifies Landlord within three (3) business days after Tenant's receipt of the bids and reconciliation that Tenant desires that one of the other two (2) contractors perform the work, in which event Landlord will select the contractor designated by Tenant so long as such contractor's bid states that it will be able to meet Landlord's construction schedule.  The contractor selected may be referred to herein as the "Contractor".  The construction contract with the Contractor shall (i) contain industry standard warranties and guaranties, (ii) provide for an obligation of the Contractor to construct the Improvement pursuant to the Approved Working Drawings, (iii) require the Contractor to construct the Improvements in a good and workmanlike manner, (iv) contain an obligation to complete construction of the Improvements not later than October 1, 2008 (subject to Force Majeure), and (v) require the Contractor, at Landlord's request, to focus and accelerate construction for certain portions of the Premises should construction be delayed as contemplated by Section 2(a) of the Lease.

4.2. Cost Proposal.  After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Improvements (the "Cost Proposal").Tenant shall either (i) approve and deliver the Cost Proposal to Landlord within three (3) business days of the receipt of the same, or (ii) notify Landlord within three (3) business days after Tenant's receipt of the Cost Proposal that Tenant will instruct the Architect to revise the Approved Working Drawings to change the amount of the Cost Proposal, in which case such changes shall be made to the Approved Working Drawings only in accordance with Section 3.3 above and the revised Final Working Drawings shall be provided to the Contractor for repricing whereupon Landlord shall revise the Cost Proposal for Tenant's approval.  This procedure shall be repeated until the Cost Proposal is approved by

Exhibit D; 3

Tenant.  The date by which Tenant has approved the Cost Proposal shall be known hereafter as the "Cost Proposal Delivery Date."

4.3. Construction of Improvements by Contractor under the Coordination of Landlord.

4.3.1. Over-Allowance Amount.  On the next business day following the Cost Proposal Delivery Date, Tenant shall deliver to Landlord an amount (the "Over-Allowance Amount") equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date).  The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance.  In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made with Tenant's approval to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount.  Tenant shall have no obligation to pay Landlord for any costs arising from Landlord's or the Contractor's negligence, willful misconduct or breach of the construction contract.

4.3.2. Landlord's Retention of Contractor.  Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall coordinate the construction by Contractor, and Tenant shall pay a construction coordination fee (the "Landlord Coordination Fee") to Landlord in an amount equal to the product of (i) five percent (5%) and (ii) an amount equal to the Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter) or if not all of the Improvement Allowance is used, an amount equal to the Improvement Allowance minus the unused amount thereof.

SECTION 5

COMPLETION OF THE IMPROVEMENTS

5.1. Substantial Completion.  For purposes of this Lease, "Substantial Completion" of the Improvements in the Premises shall occur upon (i) receipt of a certificate of occupancy, temporary certificate of occupancy, or other indication that the entire Premises may be legally occupied, and (ii) the completion of construction of the Improvements in the entire Premises pursuant to the Approved Working Drawings, with the exception of any punch list items which would not materially affect Tenant's use of the Premises and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.

5.2. Delay of the Substantial Completion of the Premises.  Except as provided in this Section 5, the Commencement Date and Tenant's obligation to pay rent for the Premises shall occur as set forth in this Lease.  However, if there shall be a delay or there are delays in the Substantial Completion of the Improvements in the Premises as a result of the following (collectively, "Tenant Delays"):

5.2.1. Tenant's failure to comply with the Time Deadlines;

5.2.2. Tenant's failure to timely approve any matter requiring Tenant's approval;

5.2.3. A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.4. Changes in any of the Construction Drawings after approval of the same by Landlord or because the same do not comply with Code or other applicable laws;

5.2.5. Tenant's request for changes in the Approved Working Drawings;

5.2.6. Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements in the Premises, or which are different from, or not included in, the Standard Improvement Package;

Exhibit D; 4

5.2.7. Changes to the Base, Shell and Core required by the Approved Working Drawings; or

5.2.8. Any other wrongful acts or omissions of Tenant, or its agents, or employees which causes a delay in Substantial Completion;

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of Improvements in the Premises, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1. Tenant's Representative.  Tenant has designated Stephen J. Turner as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2. Landlord's Representative.  Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3. Time of the Essence in This Tenant Work Letter.  Time is of the essence in this Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.

6.4. Early Entry/Fixturization.  Provided that Tenant and its agents do not interfere with Landlord's work in the Premises, Landlord shall allow Tenant access to the Premises beginning on the date anticipated by Landlord to be thirty (30) days prior to the Commencement Date, for the purpose of Tenant installing furniture and equipment (including telephones, telecommunications equipment, cabling, security equipment, audio-visual equipment and computers) in the Premises.  Prior to Tenant's entry into the Premises as permitted by the terms of this Section 6.4, Tenant shall submit certificates of insurance reasonably acceptable to Landlord and shall submit a schedule to Landlord (and the Contractor, if so requested by Landlord), for their approval, which schedule shall detail the timing and purpose of Tenant's entry.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Project or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.4.

Exhibit D; 5

SCHEDULE 1

TIME DEADLINES
	Dates	Actions to be Performed
A.	June 20, 2008	Tenant to deliver Final Space Plan to Landlord.
B.	July 7, 2008	Tenant to deliver Final Working Drawings to Landlord.

Schedule 1; 1

EXHIBIT E

LETTER OF CREDIT

Arden Realty Limited Partnership
11601 Wilshire Boulevard, Fourth Floor
Los Angeles, California  90025
Attention:  Legal Department

Ladies and Gentlemen:

We hereby establish in your favor, for the account of SCOLR Pharma, Inc., a Delaware corporation ("Applicant"), our Irrevocable Letter of Credit and authorize you to draw on us at sight the aggregate amount of Five Hundred Sixty-Four Thousand Dollars ($564,000.00) ("Stated Amount").

Funds under this Letter of Credit are available to Arden Realty Limited Partnership, a Maryland limited partnership (the "Beneficiary") as follows:

Any and all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by Beneficiary when accompanied by this Letter of Credit and a written certification signed by an authorized signatory of Beneficiary certifying that Beneficiary is entitled to make such draw and that such sums are due and owing to Beneficiary pursuant to that certain Standard Multi-Tenant Lease dated ________________, 2008 ("Lease") by and between Beneficiary, as Landlord, and Applicant, as Tenant, together with a notarized certification by any such individual representing that such individual is authorized by Beneficiary to take such action on behalf of Beneficiary.  The sums drawn by Beneficiary under this Letter of Credit shall be payable upon demand without necessity of notice to the Applicant.  Partial drawings shall be permitted.

This Letter of Credit is transferable in its entirety to any transferee of Landlord's interest in the Lease who assumes Landlord's obligations under the Lease or to a lender under any mortgage or deed of trust encumbering the property which is the subject of the Lease who agrees to abide by the provisions of the Lease with respect to this Letter of Credit and amounts drawn hereon.  Should a transfer be desired, such transfer will be subject to the return to us of this Letter of Credit, together with notarized certifications by such individuals representing that (i) such transferee meets the above requirements and (ii) such individuals are authorized by Beneficiary and transferee, respectively, to take such action on behalf of Beneficiary and transferee, respectively, and written instructions.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank.  We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on ________________, 200__.

Notwithstanding the above expiration of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least thirty (30) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.

This Letter of Credit is governed by the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

Very truly yours,

(Name of Issuing Bank)

By:

Exhibit E; 1

EXHIBIT F

SITE PLAN

NORTH CREEK CORPORATE CENTER

BUILDING
19310
18,212 SF
BUILDING
19204
49,729 SF
Service
N
BUILDING
19102
27,356 SF
North Creek Parkway
City Park

Exhibit F; 1

STANDARD MULTI-TENANT LEASE

BY AND BETWEEN

ARDEN REALTY LIMITED PARTNERSHIP,

a Maryland limited partnership,

AS LANDLORD,

AND

SCOLR PHARMA, INC.

a Delaware corporation,

AS TENANT

NORTH CREEK CORPORATE CENTER
19204 North Creek Parkway

(i)

(ii)

		PAGE
(a)	Procedure for Offer	40
(b)	Procedure for Acceptance	40
(c)	Lease of First Offer Space	40
(d)	No Defaults	40
(e)	Remedy	40
ARTICLE 33	SIGNAGE	41

Exhibit "A"	Premises
Exhibit "A-1"	Legal Description of Real Property
Exhibit "B"	Rules and Regulations
Exhibit "C"	Notice of Lease Term Dates and Tenant's Proportionate Share
Exhibit "D"	Tenant Work Letter
Exhibit "E"	Letter of Credit
Exhibit "F"	Site Plan

(iii)

DEFINED TERMS	PAGE
Abatement Event	17
Abatement Notice	17
ADA	6
Additional Rent	5
Adjustment Dates	10
Affiliate	38
Affiliated Assignee	38
Alterations	14
Applicant	Exhibit F
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Base, Shell and Core	Exhibit D
Basic Rental	2
Beneficiary	Exhibit F
Brokers	3
Claims	19
Code	Exhibit D
Commencement Date	1
Confidential Information	18
Construction Drawings	Exhibit D
Contractor	Exhibit D
control	38
Cosmetic Alterations	14
Cost Proposal	Exhibit D
Cost Proposal Delivery Date	Exhibit D
Damage Repair Estimate	23
Development	1
Development Common Areas	1
Direct Costs	5
Dispute Notice	8
Economic Terms	40
Eligibility Period	17
Engineers	Exhibit D
Environmental Laws	32
Estimate	7
Estimate Statement	7
Estimated Direct Costs	7
Event of Default	26
Expiration Date	1
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
First Offer Notice	40
First Offer Space	39
Force Majeure	30
Hazardous Material	32
Hazardous Materials List	31
HVAC System	16
Improvement Allowance	Exhibit D
Improvement Allowance Items	Exhibit D
Initial Installment of Basic Rental	3
Interest Notice	38
Lab Portion	2
Landlord	1
Landlord Coordination Fee	Exhibit D
Landlord Parties	19
Laws	12
Lease	1
Lease Year	3
Letter of Credit	9
Market Rent	38

(iv)

PAGE
New Laws	6
Objectionable Name	41
Office Portion	2
Operating Costs	5
Option	38
Option Rent	38
Option Rent Notice	38
Option Term	38
Original Tenant	38
Outside Agreement Date	39
Over-Allowance Amount	Exhibit D
Parking Passes	3
Partnership Tenant	37
Permits	Exhibit D
Permitted Use	3
Pharmaceutical Development Uses	1
Premises	1
Project	1
Real Property	1
Relet Term	27
Rent	5
Rental Tax	5
Review Notice	8
Review Period	8
Rules and Regulations	35
Security Deposit Laws	11
Security Deposit/Letter of Credit	3
Signage	41
Signage Specifications	41
SNDA	25
Space Planning Allowance	Exhibit D
Specifications	Exhibit D
Square Footage	2
Standard Improvement Package	Exhibit D
Stated Amount	9
Statement	8
Substantial Completion	Exhibit D
Superior Leases	40
Superior Rights	40
Supplementary Units	16
Tax Costs	5
Tenant	1
Tenant Delays	Exhibit D
Tenant Improvements	13
Tenant’s Acceptance	39
Tenant's Proportionate Share	3
Term	1
Time Deadlines	Exhibit D
Transfer	22
Transfer Premium	23
Transferee	23
Warehouse Portion	2

(v)